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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                    FORM SB-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                            INTERNET HOLLYWOOD, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


        CALIFORNIA                        5812                     77-0518310
(STATE OR OTHER JURISDICTION   (PRIMARY STANDARD INDUSTRIAL     (I.R.S. EMPLOYER
      OF INCORPORATION               IDENTIFICATION NO.)         CLASSIFICATION

                            ------------------------

                               222 QUAIL RUN COURT
                             DEL REY OAKS, CA 93940
                                 (831) 394-5579
   (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                    REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                                 SHERYL MOULTON
                            INTERNET HOLLYWOOD, INC.
                               222 QUAIL RUN COURT
                             DEL REY OAKS, CA 93940
                                 (831) 394-5579
             (NAME, ADDRESS, TELEPHONE NUMBER OF AGENT FOR SERVICE)
                            ------------------------

                          COPIES OF COMMUNICATIONS TO:

                           JAMES PHILLIP VAUGHNS, ESQ.
                         6114 LASALLE AVENUE, SUITE 289
                                OAKLAND, CA 94611

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
 AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [x]

INTERNET HOLLYWOOD, INC - -SB-1 - Registration Statement
--------------------------------------------------------------------------------
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.[ ]


                         CALCULATION OF REGISTRATION FEE


   Title of each                              Proposed
class of securities     Dollar amount      maximum offering       Amount of
  to be registered     to be registered     price per unit     registration fee
       Common             $5,000,000             $5.00               $1320

(1)  Estimated  pursuant  to  Rule  457 (a) under the Securities Act of 1933, as
amended  (the  "Securities  Act"),  solely  for  purposes  of  calculating   the
registration  fee.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE
SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


Disclosure  alternative used (check one): Alternative 1 [ X ]; Alternative 2 [ ]

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is prohibited.

INTERNET HOLLYWOOD, INC - -SB-1 - Registration Statement
--------------------------------------------------------------------------------

         -----------------------------------------------------------

                       INITIAL PUBLIC OFFERING PROSPECTUS
                 Subject to Completion, Dated September 6, 2000

                            INTERNET HOLLYWOOD , INC.

                        1,000,000 shares of Common Stock

This is our initial public offering of Common Stock. The offering price per share is $5.00. The maximum number of shares being offered under this prospectus is 1,000,000. There is no minimum number of shares being offered under this prospectus. Proceeds from this offering will be placed in an escrow account until $500,000 is raised. The minimum investment required by each investor is 100 shares.

This offering will commence upon the date of this prospectus and continue for a maximum of twenty-four months. This offering is made as a self-underwritten offering. No public market currently exists for our shares. Our shares may or may not be listed on NASDAQ or any national exchange.

         -----------------------------------------------------------

Investing in our stock involves significant risks. See "Risk Factors" beginning on page 7.

         -----------------------------------------------------------

---------------  --------------------  ------------------------------------  ----------------
                                                                             Proceeds Before
                 Price to the public   Proceeds to affiliated persons        Expenses
---------------  --------------------  ------------------------------------  ----------------
Price Per Share  $               5.00                               ---                  ---
---------------  --------------------  ------------------------------------  ----------------
Total            $          5,000,000                               ---      $      5,000,000
---------------  --------------------  ------------------------------------  ----------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this
prospectus is truthful or complete.           Any representation to the contrary
is  a  criminal  offense.

INTERNET HOLLYWOOD, INC - -SB-1 - Registration Statement
--------------------------------------------------------------------------------

                       Initial Public Offering Prospectus

                 Subject to Completion, Dated September 6, 2000

                            INTERNET HOLLYWOOD , INC.
  (Exact name of Company as set forth in Articles of Incorporation or Charter)

The information contained in this form may not be complete and may be changed. These securities may not be sold until the SB-1 is filed with the Securities Exchange Commission (SEC) and filed with state security regulators and has been declared effective. Internet Hollywood, Inc., effective March 4, 2000 effected a fifteen-to-one stock split of its total shares.

     TYPE OF SECURITIES OFFERED:                                Common Stock
     Maximum number of securities offered:                         1,000,000
     Minimum number of securities offered:                           100,000
     Price per Security:                                         $      5.00
     Total Proceeds:  If maximum sold:                           $ 5,000,000
     If minimum sold:                                            $   500,000
     (For use of proceeds and Offering expenses, see Question Nos. 9 and 10)

Is  a  commissioned  selling  agent  selling  the  securities  in this Offering?
[x]  Yes  [  ]  No
If  yes,  what  percent  is  commission  of  price  to  public?
The Company has allotted up to fifteen- percent commission to the broker (and will assume that up to fifty percent of the Offering stock will be sold through a broker).

Is  there other compensation to selling agent (s)?         [ ] Yes [x]  No

Is there a finder's fee or similar payment to any person?  [ ] Yes [x]  No
                                                           (See Question No. 22)
Is there an escrow of proceeds until minimum is obtained?  [x] Yes [ ]  No
                                                           (See Question No. 26)
Is this Offering limited to employees of a special group,
such as employees of the Company or individuals?           [ ] Yes [x]  No
                                                           (See Question No. 25)
Is transfer of the securities restricted?                  [ ] Yes [x]  No
                                                           (See Question No. 25)

INVESTMENT IN SMALL BUSINESSES INVOLVES A HIGH DEGREE OF RISK, AND INVESTORS SHOULD NOT INVEST ANY FUNDS IN THIS OFFERING UNLESS THEY CAN AFFORD TO LOSE THEIR INVESTMENT IN ITS ENTIRETY. SEE QUESTION NO. 2 FOR THE RISK FACTORS THAT MANAGEMENT BELIEVES PRESENT THE MOST SUBSTANTIAL RISKS TO AN INVESTOR IN THIS OFFERING.

IN MAKING AN INVESTMENT DECISION INVESTORS MUST RELY ON THEIR OWN EXAMINATION OF THE ISSUER AND THE TERMS OF THE OFFERING, INCLUDING THE MERITS AND RISKS
INVOLVED. THESE SECURITIES HAVE NOT BEEN RECOMMENDED BY ANY FEDERAL OR STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY. FURTHERMORE, THE FOREGOING AUTHORITIES HAVE NOT CONFIRMED THE ACCURACY OR DETERMINED THE ADEQUACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE U.S. SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING. NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR SELLING LITERATURE. THESE SECURITIES ARE OFFERED UNDER AN EXEMPTION FROM REGISTRATION; HOWEVER, THE
COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THESE SECURITIES ARE EXEMPT FROM REGISTRATION.

INTERNET HOLLYWOOD, INC - -SB-1 - Registration Statement
--------------------------------------------------------------------------------


This  Company:
[ ]  Has  never  conducted  operations.
[x]  Is  in  the  development  stage.
[ ]  Is  currently  conducting  operations.
[ ]  Has  shown  a  profit  in  the  last  fiscal  year.
[ ]  Other  (Specify):  _______________________________________
(Check  at  least  one,  as  appropriate)

This  Offering  has  been registered for offer and sale in the following states:

STATE                    STATE  FILE  NO.               EFFECTIVE  DATE
-----                    ----------------               ---------------

                                 Not Applicable.
     (The Company proposes to file in California and several other states.)

INTERNET HOLLYWOOD, INC - -SB-1 - Registration Statement
--------------------------------------------------------------------------------

                                TABLE OF CONTENTS

THE COMPANY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
-----------
RISK FACTORS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
------------
BUSINESS AND PROPERTIES . . . . . . . .  . . . . . . . . . . . . . . . . .    15
-----------------------
OFFERING PRICE FACTORS. . . . . . . . . . . . . . . . . . . . . . . . . . .   27
----------------------
USE OF PROCEEDS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
---------------
CAPITALIZATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
--------------
DESCRIPTION OF SECURITIES . . . . . . . . . . . . . . . . . . . . . . . . .   35
-------------------------
PLAN OF DISTRIBUTION. . . . . . . . . . . . . . . . . . . . . . . . . . .     36
--------------------
DIVIDENDS, DISTRIBUTIONS AND REDEMPTIONS. . . . . . . . . . . . . . . . . .   38
----------------------------------------
OFFICERS AND KEY PERSONNEL OF THE COMPANY . . . . . . . . . . . . . . . . .   39
-----------------------------------------
DIRECTORS OF THE COMPANY. . . . . . . . . . . . . . . . . . . . . . . . . .   43
------------------------
PRINCIPAL STOCKHOLDERS. . . . . . . . . . . . . . . . . . . . . . . . . . .   45
----------------------
MANAGEMENT RELATIONSHIPS, TRANSACTIONS. . . . . . . . . . . . . . . . . . .   46
--------------------------------------
AND RENUMERATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   46
----------------
LITIGATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   49
----------
FEDERAL TAX ASPECTS . . . . . . . . . . . . . . . . . . . . . . . . . . . .   49
-------------------
MISCELLANEOUS FACTORS . . . . . . . . . . . . . . . . . . . . . . . . . . .   50
---------------------
FINANCIAL STATEMENTS. . . . . . . . . . . . . . . . . . . . . . . . . . . .   51
--------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS OF . . . . . . . . . . . . . . . . . .   62
---------------------------------------
CERTAIN RELEVANT FACTORS. . . . . . . . . . . . . . . . . . . . . . . . . .   62
------------------------
SIGNATURES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   63
---------

THIS OFFERING CIRCULAR CONTAINS ALL OF THE REPRESENTATIONS BY THE COMPANY CONCERNING THIS OFFERING, AND NO PERSON SHALL MAKE DIFFERENT OR BROADER STATEMENTS THAN THOSE CONTAINED HEREIN. INVESTORS ARE CAUTIONED NOT TO RELY UPON ANY INFORMATION NOT EXPRESSLY SET FORTH IN THIS OFFERING CIRCULAR.

INTERNET HOLLYWOOD, INC - -SB-1 - Registration Statement
--------------------------------------------------------------------------------

THE COMPANY

1.  EXACT CORPORATE NAME:                Internet Hollywood, Inc.
    State and date of incorporation:     California, June 14, 1999

                                         PO Box 223611
    Street address of principal office:  Carmel, CA 93922
    Company Telephone Number:            (831) 394-5579
    Fiscal year:                         December 31
    Person(s) to contact at Company
    with respect to Offering:            Sheryl Moulton, Chief Financial Officer
    Telephone Number (if different from above):


RISK  FACTORS


2. List in the order of importance the factors which the Company considers to be the most substantial risks to an investor in this Offering in view of all facts and circumstances or which otherwise make the Offering one of high risk or speculative (i.e., those factors which constitute the greatest threat that the investment will be lost in whole or in part, or not provide an adequate return).

     Some of the information in this Offering Circular contains forward-looking statements within the meaning of the Securities Litigation Reform Act. These statements typically use terms such as "may," "will," "should," "expect," "anticipate," "estimate," and similar words although some forward-looking statements are expressed differently. Investors should be aware that the Company's actual results could differ materially from those contained in the forward-looking statements due to a number of factors. The Company has set forth what it believes to be primary factors which could affect such outcomes. Prospective investors should consider carefully the following "risk factors" as well as other sections of this Offering Circular which address additional factors which could cause the Company's actual results to differ from those set forth in the forward-looking statements.

     (1) Development Stage Company. Internet Hollywood plans to operate Internet
     cafes   nationwide   (and  is   considering   prospects   of   franchising
     internationally). Internet Hollywood incorporated June 14, 1999 and is considered a startup company. There is minimal history of operations on which to base an evaluation of the Company's business plan, as the company is in development stage. Although the Company's management has operated and managed successful companies, there is no assurance that the projected business will be successful or profitable. Further, the Company is entering what management believes will be a stage of rapid growth. There can be no assurances that it will be able to overcome the risks associated with advancement from the development stage to full-scale commercial operations. The Company's prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development, particularly companies in new and rapidly evolving markets such as the Internet cafe and retail industries.

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INTERNET HOLLYWOOD, INC - -SB-1 - Registration Statement
--------------------------------------------------------------------------------

     (2) Lack of Liquidity and Limited Trading Market. There is no public market for our common stock and a public market may or may not be available in the foreseeable future. If the Company meets the requirements of NASDAQ (Small-Caps), AMEX (Small-Caps) and/or Pacific Stock Exchange, it will make every attempt to obtain a listing. The Company may or may not be able to obtain a listing on the Pacific Stock Exchange, NASDAQ (Small-Caps) and/or AMEX (Small-Caps). Therefore, the Company cannot make any guarantees that a listing will be approved.

     Following this offering, if we determine that it is acceptable to the relevant securities regulators to do so, we may sign Internet Hollywood up with one or more independent companies that offer to facilitate trading of our stock by using an internet-based trading mechanism operated by them, through which persons interested in purchasing or selling shares of our stock can meet prospective trading partners. Depending on the company used, there might be a charge for your use of such a service, but neither Internet Hollywood nor any of its employees will receive any commissions or payments for this service. However, you should not consider this type of mechanism as a reliable avenue for liquidating your investment.

     Our long-term plan for providing liquidity to our shareholders is to develop a public market for our common stock by soliciting securities brokers to become market makers. There can be no assurance that we will be successful in soliciting market-makers.

     In view of the absence of an underwriter and the relatively small size of the offering, there is little likelihood that a regular trading market will develop in the near term, if at all, or that if developed it will be sustained. Accordingly, an investment in these shares should be considered highly illiquid.

     Prior to this Offering, there has been no public trading market for the securities. Accordingly, there can be no assurance that an active trading market will develop or, if developed, will be maintained, or that the market price of the securities will not decline below the current Offering price. Even if there is a trading market established, the shareholder's ability to sell his or her shares will depend on the existence of persons interested in buying shares. There can be no assurance that there will be buyers interested in buying the Company's stock. Therefore, an investor should consider his purchases of securities as a long-term investment.

     (3) No Assurance of Establishment of Passive Bulletin Board. The Company is currently considering establishing a passive "bulletin board" service on the Company's Internet Home Page to help provide a mechanism for potential buyers and sellers to contact each other without the involvement of a broker-dealer. Although the Company would establish and maintain the bulletin board, the Company would not be involved in any transactions nor would monitor such a bulletin board for compliance with regulatory requirements imposed upon buyers and sellers. No assurance that such service will be established or that any trading market will exist nor that any market that does exist will provide any meaningful liquidity or valuation. Furthermore, any future resale may require compliance with exemption provision under some states' securities laws.

     (4) No Assurance the Shares Will Be Sold. There is no public, organized market for the shares in this Offering. The success of this Offering will, to a considerable extent, depend upon the marketing efforts of the company management, and upon investor reaction to the Company's management, business plan and its proposed use of the proceeds. No assurance can be given that the entire Offering, or any portion hereof, will be sold. Investors also risk the inability to liquidate their investments. Further, if the entire Offering is not sold, there are no assurances that the prospective business objectives of the Company will be accomplished.

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INTERNET HOLLYWOOD, INC - -SB-1 - Registration Statement
--------------------------------------------------------------------------------

     (5) Arbitrary Offering Price: Possible Volatility of Stock Price. The pricing of this Offering has been determined by the Company and may not be indicative of the market price of the Common Stock after this Offering. The trading price of the common stock could be subject to significant fluctuation in response to variations in quarterly results of operations, announcements of new products or services by the Company or its competitors; general trends in the industry; and overall market conditions and other factors. The market for securities of early-stage, small-market capitalization companies has been highly volatile in recent years, often as a result of factors unrelated to a company's operations. In addition, the stock market in general, the NASDAQ Bulletin Board market and the market for Internet-related companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of such companies. The trading prices of many Internet-related companies stock are at or near historical highs and reflect price to earnings ratios substantially above historical levels. These broad market and industry factors may materially and adversely affect the market price of the Common Stock, regardless of the Company's operating performance. In the past, following periods of volatility in the market price of a company's securities, securities class-action litigation has often been instituted against such companies. Such litigation, if instituted, could result in substantial costs and a diversion of management's attention and resources, which would have a material adverse effect on the Company's business, prospects, financial condition and results of operations.

     (6)     Patents,  Trademarks  and  Trade  Secrets.
     The Company considers its pending trademark (Internet Hollywood), its advertising and promotional design and artwork to be of considerable value and critical to its business. The Company relies on a combination of trade secret, copyright and trademark laws, non-disclosure, non-competition and other arrangements to protect its proprietary rights. There is no assurance that patents and trade secrets as controlled by the Company will be adequate protection from competitive encroachment from existing or future companies.

     Failure to obtain trademark protection could have a material adverse effect upon the Company's results of operations and financial condition. In addition, despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy or obtain and use information that the Company regards as proprietary. There can be no assurance that the steps taken by the Company to protect its proprietary information will be adequate to obtain the legal protection sought or will prevent misappropriation of such information. Even if the Company successfully protects such intellectual property rights, such protection may not preclude competitors from developing confusingly similar brand names, promotional materials or developing products with qualities similar to the Company's products.

     The Company filed for trademark protection with the United States Patent and Trademark Office in March of 1999. In April of 1999, Hollywood Entertainment (d.b.a. "Hollywood Video") filed two subsequent trademarks for the "Internet Hollywood" name: (1) Internet Hollywood and (2) InternetHollywood.net. The United States Patent and Trademark Office (USPTO) may or may not approve Hollywood Entertainment's trademark applications. The USPTO may or may not approve our Company's trademark application. Therefore, the Company cannot make any guarantees as to the outcome of our pending "Internet Hollywood" trademark.

     (7) Risk of Third Party Claims of Proprietary Infringement. While the Company believes that its intellectual property does not infringe upon the proprietary rights of third parties, there can be no assurance that the Company will not receive future communications from third parties asserting that the Company's intellectual property infringes, or may infringe upon the proprietary rights of third parties. The potential for such claims will increase as the Company increases operations and enters into new geographic areas. Any such claims, with or without merit, could be time-consuming, result in costly litigation and diversion of management's attention, cause operation delays or require the Company to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms economical or acceptable to the Company. In the event of a successful claim of infringement against the Company and failure or inability of the Company to license the infringed or similar proprietary information, the Company's operating results and financial condition could be adversely affected.

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INTERNET HOLLYWOOD, INC - -SB-1 - Registration Statement
--------------------------------------------------------------------------------

     (8) Sufficiency of Offering Proceeds. The Company intends to utilize all or substantially all of the net proceeds of the Offering to provide a cash reserve to be allocated to expenses which may arise in the normal course of the Company's business. The Company will require the maximum proceeds of the Offering in order to carry out its business plan and to achieve its projected growth. The Company may be required to seek additional debt and/or equity financing if there is a lack of sufficient funding from the Offering. The Company may not be able to obtain additional financing or, if available, such financing may not be available on terms favorable to the Company.

     In addition, if the minimum amount of proceeds is obtained from the Offering, the Company may not be able to expand its operations, will have a smaller reserve against unexpected expenses or delays in receiving revenues, and will be subject to greater risk that additional funds may be required to fund operations.

     The Company intends to utilize all or substantially all of the maximum net proceeds of the Offering to: (1) establish franchised Internet cafes; (2) use for working capital (3) acquire assets (namely computers and coffee equipment); (4) implement wide-scale, advertising and public relations campaigns, in print and electronic media; and (5) provide a cash reserve. The estimated maximum net proceeds of the Offering is approximately $4,640,000. Although the Company believes such an amount will be sufficient to cover management's estimate of the Company's cash requirements for at least the next 12 months under its Business Plan, no assurance can be given that, even if all shares are sold, additional funds will not be necessary. In which event the Company will be required to seek additional debt and/or equity financing. The Company may not be able to obtain additional financing or, if available, such financing may not be available on terms favorable to the Company, and will be subject to greater risk, that additional funds may be required to fund operations.

     (9) Need for Additional Financing. If the minimum number of securities is sold, the Company might require additional financing for our franchise operations. There can be no assurance that such financing can be obtained on terms favorable to the Company.

     (10) Specific Risks of the Company Business. In addition to being subject to all of the risks generally associated with the Internet cafe and retailing industries, the Company will be subject to certain factors affecting its business more particularly. The Company is subject to the potential inability to successfully prevail in a competitive market against other companies that possess far greater financial, technological and management resources. The Company is subject to the potential inability to successfully develop and/or maintain partnership relationships with caf businesses, which will reduce the revenue base from the company's proposed franchise operation. Further, demand and market acceptance for recently introduced services over the Internet are subject to a high degree of uncertainty and there exist few proven services in this industry. Each of these factors could result in materially adverse consequences in the Company's business, prospects, financial condition and results of operations.

     (11) Business Conditions in General. The business operations of the Company may be adversely affected by the economic and business factors to which companies dealing in the Internet cafe and retailing industries generally are subject, many of which are beyond the control of the Company, its officers and directors. The Company is dependent upon the widespread acceptance Internet cafes and the use of the Internet as an effective medium of commerce. Rapid growth


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     in the use of and  interest  in the  Internet is a recent  phenomenon,  and there can be no assurance that acceptance and use will continue to develop. In addition, other risk factors may include, but are not limited to: general economic conditions; fluctuation in general business conditions and increases in operating expenses, including professional and general and administrative services; maintenance; and taxes and insurance costs that the Company may not be able to offset completely, if at all, by corresponding increases in revenues.

     (12) Ability to Manage Growth. The possibility of rapid growth and increased responsibilities for management personnel will challenge the Company's management, operating and financial systems and resources. To compete effectively and manage future growth, the Company will be required to continue to implement and improve its operational, financial and management information systems, procedures and controls on a timely basis and to expand, train, motivate and manage its work force. There can be no assurance that the Company's personnel, systems, procedures and controls will be adequate to support the Company's operations. Any failure to implement and improve the Company's operations, financial and management systems or to expand, train, motivate or manage employees could have a material adverse effect on the Company's operating results and financial condition.

     (13) Discretion in the Use of Proceeds. The Company's management has wide discretion in the use of proceeds of this Offering. Although the Company intends to use the proceeds to develop its business in accordance with its present plan, the nature of the plans may vary at the Company's sole discretion.

     (14) Competition. The Internet cafe business is fairly competitive. The Company competes primarily with small Internet cafes and secondarily with larger retail stores on the basis of price and breadth of product offerings. The Company competes with a variety of cafes and retail stores, many have substantially greater financial and marketing resources than the Company.The cafe and retail merchandising industries are highly competitive based on the type, quality and selection of the food and merchandise offered, price, service, location and other factors. Many well-established companies with greater financial, marketing and other resources and longer operating histories than the Company compete with the Company in many markets. In addition, some competitors have design and operating concepts similar to those of the Company. There can be no assurance that the Company will be able to respond to various competitive factors affecting the Internet Cafe and retail industries. The Company's targeted industries and markets are intensely competitive, particularly the Internet cafe industry, which is new and rapidly evolving. Increased competition could limit the Company opportunities in the future and/or force the Company to charge a smaller amount for its products and/or services, thereby reducing revenues. In the operation of its business, the Company assumes that the markets for its products and services will continue to grow at a moderate rate. Should these markets stagnate or decline, the markets may not desire the products and services provided by the Company, or the Company's product and service pricing may become noncompetitive, thereby drastically reducing the revenue projected by the Company. The Company routinely competes with other business and personal service organizations which possess far greater assets and overall financial strength. In the event that these larger competitors drastically decrease their pricing strategies in the marketplace, the Company may not be able to provide its services at a level that will allow it to continue to prevail in a competitive market. In the event that the Company's larger competitors increase the rate of compensation paid to management and field personnel, the Company may not be able to meet these compensation levels and could potentially lose key personnel to its competitors, which would substantially detract from its ability to operate its business.


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     (15)  Dependence on Certain  Suppliers.  It is the Company's  policy not to manufacture or produce any of the goods it sells. Management believes this policy provides the most flexibility to meet customer needs, while reducing the Company's risk and its need for capital investments. However, because of this policy, the Company may experience delays in production and delivery which are beyond its control and which may result in canceled orders, reduced sales, and other events which may negatively affect income. Delays in receiving supplies may adversely affect the operating results and financial condition of the Company.

     (16) Dependence on Key Personnel; Need for Additional Personnel. The Company is substantially dependent on the continued services and on the performance of its senior management, and other key personnel, particularly Dean McAthie, its Chief Executive Officer and its Chief Financial Officer / Chief Operating Officer Sheryl Moulton. In recognition thereof, the Company has executed employment agreements with those individuals, which provide significant incentives to said individuals to continue employment with the Company. The Company's ability to profitably transact its business is almost wholly contingent upon its ability to hire, or otherwise engage, motivate and retain qualified personnel needed to support and expand its operations. The Company has to date successfully attracted and retained key personnel by providing substantial, performance-based financial incentives, a policy that it intends to continue. Competition to attract and retain qualified personnel may in the future require the Company to compensate such persons at higher levels than are presently contemplated, which may necessitate increases in base compensation, bonuses for existing as well as new personnel and/or the adoption of equity participation plans. (For a description of the Company's management team, see questions 29-32).

     (17) Liability. The Company's business involves risks of product and professional liability. However, because of the Company's relative lack of capital and limited operational status, the Company has refrained from acquiring product or professional liability insurance. In recognition of the increased incidence of litigation, fines, seizures and bankruptcies in the targeted industries in recent years, and the fact that the Company intends to initiate full-scale commercial operations after the completion of capitalization, the Company anticipates acquiring adequate levels of product and professional liability insurance. In the event that corporate liabilities arise prior to the acquisition of these insurance policies, or if any claims exceed the amounts of the Company's liability insurance coverage, if any, the Company could suffer financial losses, which could have a materially adverse effect on the Company's operations and future viability.

     (18) Limitation of Directors and Officers Liability. The Company's Articles of Incorporation, consistent with California law, provide a limit on the liability to the Company of individual directors and officers for certain breaches of their fiduciary duties to the Company and provide for indemnification of the Company's directors and officers to the fullest extent permitted by California law. While the law is designed to ensure that the ability of the Company's officers exercise their best business judgment in managing the Company's affairs, subject to their continuing fiduciary duties to the Company and its members, it is not unreasonably impeded by exposure to potentially high personal costs or other uncertainties of litigation. The existence of such a law may limit shareholder actions again the officers of the Company for various acts of misfeasance.

     (19) Voting Rights, Control of the Company. Mr. Dean McAthie, the Chief Executive Officer, Ms. Sheryl Moulton, Chief Financial Officer / Chief Operating Officer and Mr. Patrick Hennessy in total own 1,353,333 shares, or 45% (forty-five percent) of the voting Common Stock of the company, collectively. As the holders of a majority interest in the Company, McAthie, Moulton and Hennessy are collectively able to elect all of the Company's directors and control the outcome of all shareholder votes.

     (20) Certain Related-Party Transactions. The Company currently has no outstanding debt, nor has loaned monies to its Officers or Directors. However, the Company may from time to time allow Officers and Directors to purchase securities in the Company at an Offering price substantially less than the price paid by current investors. Each prospective investor should make an independent evaluation of the fairness of the Offering price under the circumstances.


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     (21) Dilution.  Investors in the Company's  shares being offered will pay a price per share  considerably in excess of the cash originally  invested by
     founders.   Therefore,   investors  risk  significant   dilution  of  their
     percentage ownership interest if the Company were to issue additional shareholder units. (See Item 7 of this Offering for a description of the offering price factors and the consideration for shares issued to the founders).

     (22) Disproportionate Capital Investment and Dilution. Management has invested approximately $5,545 (plus any costs associated with this filing - an estimated $10,000) in the Company since its inception (general operating costs, Offering filing fees, legal and accounting fees). As such, any individual investor purchasing shares hereunder will bear a disproportionate risk of loss, while control of the Company will remain in the hands of Management. (See "Management", and "Principal Shareholders"). Further, all investors hereunder will experience an immediate and substantial dilution in the net tangible book value per share of the common stock from the price per share they will have paid.

     (23) Determination of Offering Price. The Company has arbitrarily decided the Offering price and the Offering price does not necessarily bear any relationship to established value criteria such as net tangible assets or a multiple of earnings per share and, accordingly, should not be considered an indication of the actual value of the Company.

     (24) Lack of Dividends. The Company does not intend to pay dividends in the near future. All earnings will be reinvested to finance expanded operations. The Company may elect to later pay dividends, however, this will depend, among other things, upon the Company's earnings, assets and general financial condition, and upon other relevant factors.

     (25) Certain Federal Income Tax Consequences. Holders of the Company's securities may be subject to certain federal income tax consequences. Prospective investors are urged to consult their own tax advisors regarding the federal, state, local, foreign and other tax consequences of holding and disposing of the securities. (See "Certain Federal Income Tax Consequences").

     (26) Government Regulation: Tax Basis. The Company does deduct and pay federal, state or local withholding tax, and does deduct workman's compensation and social security taxes from the compensation of its Employees. The Company believes that its Employee compensation policies are consistent with the tax laws of the State of California and the United States as described in the California and Federal Tax Codes, and the policies of the United States Internal Revenue Service and Federal Accounting Standards Board, as described in their latest policy statements. However, there is no assurance that future governmental statutes, or changes in existing laws and regulations, if any, may not significantly affect the Company's Employee compensation policies. In the event that the Company's Employee compensation policies must be amended because of its noncompliance with existing or future tax laws, the Company may be subject to significant liabilities, fines and/or penalties, or may be forced to drastically amend its Employee compensation policies, which could have a materially adverse effect on the Company's operations and future viability.

     (27) Government Regulation and Legal Uncertainties. The Company's business is highly regulated by federal, state and local laws and regulations. The Company must comply with extensive laws and regulations regarding matters such as advertising, promotion and marketing practices and relationships with suppliers.


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     Failure on the part of the Company to comply with  federal,  state or local regulations could result in the loss or revocation or suspension of the Company's licenses, permits or approvals and accordingly could have a material adverse effect on the Company's business. Further, changes in federal, state and local environment regulations and other laws or regulations could affect the Company's operations or market share.

     (28) Potential Fluctuations in Results. The Company's operating results in the future will likely vary due to factors such as expansion expenses, fluctuations in the prices, seasonality of sales of coffee, general economic factors, trends in consumer preference, regulatory developments (including changes in tax rates), and changes in the general operating costs.

     (29) No Assurance of Geographic Expansion. There can be no assurance that the Company's efforts to expand operations to new regions will be successful or that such expansion can be accomplished on a profitable basis. The Company's timely and successful expansion of sales will depend on a number of factors, including competition, the continued promotion and sale of the Company's products and services, the retention of personnel, the ability to adapt management and operational systems, to accommodate increased volume, the success of advertising and promotion campaigns, and other factors, some of which are beyond the control of the Company. Furthermore, consumer tastes vary by region and can be no assurance that consumers located in new geographic regions will be receptive to Internet cafes. Expansion into each new area will likely be greater in certain areas than others due to demographic, economic and other factors. The Company's efforts to increase sales by penetrating new market areas may be limited by such factors.

     (30) Limited Product Line. The Company's product line includes coffee, snack food, computer service and sales. The Company's future operating results, particularly in the near term, are dependent upon the continued market acceptance of these products. A decline in the demand for any of the Company's products or services as a result of competition, changes in consumer tastes, and preferences, government regulation or other factors would have a material adverse effect on the Company's operating results and financial condition.

     (31) Forward-Looking Statements. When used in this document, the words "plan," "estimate," "anticipate," "believe," "intend," "expect," and other similar expressions are intended to identify in certain circumstances, forward-looking statements. Such statements are subject to a number of risks and uncertainties that could cause actual events to differ materially from those projected, including the risks described in this "Risk Factors" section. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such statements.

     Note: In addition to the above risks, businesses are often subject to risks not foreseen or fully appreciated by management. In reviewing this Offering Circular potential investors should keep in mind other possible risks that could be important.


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BUSINESS  AND  PROPERTIES


3     With  respect  to  the  business  of  the  Company  and  its  properties:

(a) Describe in detail what business the Company does and proposes to do, including what products or goods are or will be produced or services that are or will be rendered.

     Internet Hollywood's goal is to become the first nationwide Internet cafe chain. The Company's business is the sale of coffee, computer and Internet services. This market consists of two primary segments - cafe and computer services. These products and services are principally marketed through the website and at our Company-owned and franchised locations.

     Coffee.

     The Company will also sell merchandise and variety of beverages and snack foods (i.e. coffee, cappuccino, mochas, juices, and cookies).

     Music and Movies.

     The Company is considering several proposals from video/music retailers to sublease space from the Company to sell movies, music and entertainment goods. This co-development project offers an excellent cross-marketing opportunity. The Company will be able to share consumerships, a technique that provides an extremely efficient and low-cost source of new inquiries and buyers.

     Computer Services.

     The Company's computer services include Internet access, video-conferencing, computer classes, trade-shows and classes. Internet Hollywood will draw in business from all types of customers including tourists and business people that want to send an email or check the latest stock quotes.

     Computer Reseller.

     Several computer companies are negotiating with the Company to provide the cafe with free computers - in lieu the Company will resell computers on a commission basis. One computer company has also agreed to provide limited technical support at no additional charge.

     Merchandise.

     Each cafe will include an integrated retail store offering premium quality merchandise (i.e. coffee mugs, shirts and miscellaneous souvenir items) displaying the Company's distinctive brands and logo designs. Merchandising provides additional off-site promotion of the Company's brands.

     InternetHollywood.com Website.

     The Company also plans to develop its website, "InternetHollywood.com," which proposes to sell goods online as well as feature information about each cafe. The Company proposes to sell advertising space to other companies to generate additional revenue. The Company's proposed advertising rates range from $55 to $5,000 per quarter. Internet Hollywood will receive steady revenue both from the franchised cafes and the website advertising. Customers will also be able to purchase souvenirs (shirts, coffee mugs, etc.) and other general merchandise from the website.


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     Retail Locations.

     Considerable research will be devoted to the area of expansion, as the Company seeks the best way to make its merchandise and services available to more customers. The Company wants to open three prototype retail locations that can serve as models for either future expansion or franchising.

     The Company's business plan will focus on locations across the United States and may later consider international franchises. The Company believes its business plan is relatively "recession-proof." Should there be any fluctuations in the economy, the Company will take full advantage of purchasing existing cafes at a very low cost to the Company. This strategy will allow the Company to generate high yield income at very a low rate of investment.

(b) Describe how these products or services are to be produced or rendered and how and when the Company intends to carry out its activities. If the Company plans to offer a new product(s), state the present stage of development, including whether or not a working prototype(s) is in existence. Indicate if completion of development of the product would require a material amount of the resources of the Company, and the estimated amount. If the Company is or is expected to be dependent upon one or a limited number of suppliers for essential raw materials, energy or other items, describe. Describe any major existing supply contracts.

     Coffee.

     The Company has chosen a vendor that supplies premium coffee to a major coffeehouse. While there are many vendors from which to choose, the Company has chosen to limit the majority of its coffee purchases to one or two vendors. Limiting the vendors will provide for product consistency and quality. Bakery goods will be supplied by local bakeries and patisseries. Bottled juices and water will be supplied by wholesalers.

     Music and Movies.

     The Company is considering several proposals from video/music retailers to sublease space from the Company to sell movies, music and entertainment goods. This co-development project offers an excellent cross-marketing opportunity. The Company will be able to share consumerships, a technique that provides an extremely efficient and low-cost source of new inquiries and buyers.

     Computer Services.

     The Company's computer services include Internet access, video-conferencing, computer classes and trade-shows. The Company has an agreement with a computer company to provide our computers free of charge, in lieu the Company will resell computers on a commission basis. One computer company has also agreed to provide limited technical support at no additional charge. Computer classes will be provided by agreements with universities and other educational facilities.

     Merchandise.

     The Company will continue to use the vendor that had designed our coffee mugs. Each cafe will include an integrated retail store offering premium quality merchandise (i.e. coffee mugs, shirts and miscellaneous souvenir items) displaying the Company's distinctive brands and logo designs. Merchandising provides additional off-site promotion of the Company's brands.

     InternetHollywood.com Website.

     The Company is considering several companies' proposals to redesign the website. The Company proposes to sell goods online as well as feature information about each cafe at the InternetHollywood.com website. The Company proposes to work with several advertising companies to sell advertising space to other companies to generate additional revenue. The Company's proposed advertising rates range from $55 to $5,000 per quarter.


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     Internet  Hollywood  will receive  steady  revenue both from the franchised cafes and the website advertising. Customers will also be able to purchase souvenirs (shirts, coffee mugs, etc.) and other general merchandise (i.e. coffee mugs, shirts and miscellaneous souvenir items) from the website.

     Retail Locations.

     The Company proposes to franchise stores, after the Company has opened a prototype location. Franchising services will be provided by Francorp.
     Francorp manages the franchise programs for many large Fortune 500 companies. Considerable research will be devoted to the area of expansion, as the Company seeks the best way to make its merchandise and services available to more customers.

     The Company's business plan will focus on locations across the United States and may later consider international franchises. The Company believes its business plan is relatively "recession-proof." Should there be any fluctuations in the economy, the Company will take full advantage of purchasing existing cafes at a very low cost to the Company. This strategy will allow the Company to generate high yield income at very a low rate of investment.

     While Company-owned stores will be located in lower-overhead locations with low/no competition, the Company expects to pursue franchise and joint venture arrangements in metropolitan areas. Upon the execution of a franchise agreement, a franchisee is typically required to pay an initial franchise fee, ranging from $50,000-$100,000, which is recognized as revenue in the Company's financial statements when all the Company's pre-opening obligations in respect of the cafe are fulfilled and the franchised cafe opens. Thereafter, each franchisee is required to pay royalties based on its gross revenues from snack food, beverage and merchandise sales. Royalties typically range from 5% to 10% of food and beverage revenues and 10% to 15% of merchandise revenues.

     The key elements of the Company's Internet Cafe concept are as follows:

     Broad-based themes.

     The Company focuses on themes that it believes have universal appeal, such as technology and entertainment.

     Distinctive design features.

     Spectacular physical design and layout will characterize all the Company's cafes. Each cafe will prominently display a rotating collection of authentic memorabilia.

     Trade-Shows.

     The Company's cafes will be distinguished by the significant media coverage and promotion of the appearances by celebrities and hi-tech executives at each cafe's grand opening and at special events thereafter. We also plan to offer technological trade shows sponsored by computer and software manufacturers. Trade shows will allow companies to demonstrate their products to our customers at our trade show events. This is a "win-win" situation for both hi-tech companies and for our cafes.

     Extensive retail merchandising.

     Each cafe will include an integrated retail store offering premium quality merchandise (i.e. coffee mugs, shirts and miscellaneous souvenir items) displaying the Company's distinctive brands and logo designs. Merchandising provides additional off-site promotion of the Company's brands.


                                 Page 17 of 115
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     Quality beverages and food.

     Each cafe will serve freshly prepared coffee and juice beverages designed to appeal to a variety of tastes and budgets with an emphasis on reasonably priced signature items and items of particular appeal to the local market.

     Quality service.

     In order to maintain its unique image, the Company will provide attentive and friendly service with a high ratio of service personnel to customers, and will invest heavily in the training and supervision of its service personnel.

(c) Describe the industry in which the Company is selling or expects to sell its products or services and, where applicable, any recognized trends within that industry. Describe that part of the industry and the geographic area in which the business competes or will compete. Indicate whether competition is or is expected to be by price, service, or other basis. Indicate (by attached table if appropriate) the current or anticipated prices or price ranges for the Company's products or services, or the formula for determining prices, and how these prices compare with those of competitors' products or services, including a description of any variations in product or service features. Name the principal competitors that the Company has or expects to have in its area of competition. Indicate the relative size and financial and market strengths of the Company's competitors in the area of competition in which the Company is or will be operating. State why the Company believes that it can effectively compete with these and other companies in its area of competition.

     The Company markets its products and services to two distinct, but related markets - coffee and computer/Internet.

     Coffee Market.

     The first market consists of individuals who want a delicious cup of coffee in a lively social gathering place. Only 30% of coffee drinkers have tried specialty coffee, and once they taste specialty coffee there is no going back to ordinary, supermarket coffee.

     Specialty coffee is a $3 billion industry. The "baby-boom" generation is a 76 million-strong market. "Baby-boomer" consumers tend to be more sophisticated with regard to high-quality products and tend to spend more money.

     The Company will first target colder climate states that have higher coffee consumption rates like: Northern California, Oregon, Washington State, Montana, Colorado, North Dakota, South Dakota, and Minnesota. Once the Company becomes well-established in these regions, the Company will expand into other regions that have high coffee and juice consumption rates.

     The Company has several small competitors in the Internet cafe market, and many indirect competitors in the coffee market. However, none of these competitors offer the high level of quality in their products as we do. Nor do they offer the same services that we provide. The Company believes its cafes will be distinguished from those of its competitors by Internet Hollywood's exciting, high-energy environments, the active involvement of hi-tech companies, extensive displays of unique memorabilia, high-quality, great-tasting coffee and attentive service. The Company's competitors in the coffee market include: Starbucks, Gloria Jean's Coffee and a number of local competitors: Morgan's Coffee & Tea, Juice & Java, and Plumes. Our Internet cafe competitors include local cafes: DJ Cafe and Bytes Cafe.


                                 Page 18 of 115
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     Computer / Internet Market.

     The second market consists of individuals who want convenient Internet and computer services. Management believes Internet Hollywood to be the first Internet cafe chain to combine entertainment with technology. Internet Hollywood will attract many types of consumers including: tourists that need to send an email to family back home, business people who want to conduct a video-conference, students that need Internet access for researching a term paper, senior citizens that want to take one of Internet Hollywood's many computer classes, and people that just need a place to socialize, meet new people and have a good cup of coffee. Internet Hollywood cafe will provide customers with Internet and video-conferencing service, along with gaming, music and video entertainment. We also plan to offer technological trade shows sponsored by computer and software manufacturers. Trade shows will allow companies to demonstrate their products to our customers. Internet Hollywood cafe will have the ambiance of a Hard Rock Cafe _ or Planet Hollywood _, except Internet Hollywood cafe will have both a technological and entertainment theme. Each Internet Hollywood cafe will house memorabilia that represents both technology and entertainment.

     The Company's competitors in the computer/Internet market include: local Internet cafes: DJ Cafe and Bytes Cafe, local computer stores: PC People, PCI Tech, and major computer stores: Office Depot, Circuit City and Staples.

     Retail Industry. Studies show that approximately 50% of consumers who purchase on the Internet will only buy from online stores that also have a "brick and mortar" store. Internet Hollywood will provide consumers with this option. Customers will be able to visit our website, InternetHollywood.com to buy many of the goods we sell at the cafe.

     Our company will act as a conduit between hi-tech companies and consumers and eventually sell a variety of electronics, computers and other goods.


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     The chart  below  lists the sale items  that will be sold at each  Internet
     Hollywood store (Profit percentages are based on one location. Net profits will increase as we open multiple locations and buy supplies in larger volume).

       DESCRIPTION      INTERNET   GROSS PROFIT   COMPETITION   GROSS PROFIT
                       HOLLYWOOD         MARGIN         PRICE         MARGIN
                         PRICE
     ---------------  ----------  -------------  ------------  -------------
     Coffee           $     1.00            50%  $       1.50            66%
     Computer         $      500            20%  $        700            57%
     Computer
     Classes          $       25            50%  $         50            75%
     Video-
     conferencing     $       25            50%  $         35            64%
     Internet Banner
     Ads              $      500            50%  $      2,000            88%
     Franchise Fee    $  100,000            20%  $    500,000            84%
     Sublease to
     Video/Music
     Store            $      100            50%  $        100            50%

     Note:   Because  this  Offering   Circular  focuses  primarily  on  details
     concerning the Company rather than the industry in which the Company operates or will operate, potential investors may wish to conduct their own separate investigation of the Company's industry to obtain broader insight in assessing the Company's prospects.

(D) DESCRIBE SPECIFICALLY THE MARKETING STRATEGIES THE COMPANY IS EMPLOYING OR WILL EMPLOY IN PENETRATING ITS MARKET OR IN DEVELOPING A NEW MARKET. SET FORTH IN RESPONSE TO QUESTION 4 BELOW THE TIMING AND SIZE OF THE RESULTS OF THIS EFFORT, WHICH WILL BE NECESSARY IN ORDER FOR THE COMPANY TO BE PROFITABLE. INDICATE HOW AND BY WHOM ITS PRODUCTS OR SERVICES ARE OR WILL BE MARKETED (SUCH AS BY ADVERTISING, PERSONAL CONTACT BY SALES
     REPRESENTATIVES, ETC.), HOW ITS MARKETING STRUCTURE OPERATES OR WILL OPERATE AND THE BASIS OF ITS MARKETING APPROACH, INCLUDING ANY MARKET STUDIES. NAME ANY CUSTOMERS THAT ACCOUNT FOR, OR BASED UPON EXISTING ORDERS WILL ACCOUNT FOR, A MAJOR PORTION (20% OR MORE) OF THE COMPANY'S SALES. DESCRIBE ANY MAJOR EXISTING SALES CONTRACTS.

     The goals of the Company's marketing strategies are to enhance the Company's position as an industry leader and to actively communicate this position to the consumer. Some of the Company's strategies for marketing include:

     1. Hiring two full time sales professionals who have direct and frequent contact with restaurants and cafes.
     2.   Developing incentive programs directed at franchisees.
     3. Offering computer classes and trade-shows which are open to the public.


                                 Page 20 of 115
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     4.   Sponsoring causes and events that fit the target demographic  profiles and provide for promotional opportunities.
     5. Providing a comprehensive, easy-to-use web page (www.internethollywood.com) that features free and paid services for our customers (i.e. free email, paid web hosting, etc.), information about our Company and products, Company merchandise, computer classes and special events sponsored by the Company.

     The Company's marketing strategy to attract new customers will include: radio and print advertising, billboards and media coverage at our grand openings, the visibility of its branded merchandise, Internet banner advertising, contest and promotional campaigns, and through word-of-mouth marketing.

     The Company's marketing strategy will be a three-phase marketing and advertising process:

     PHASE ONE - INTRODUCTION TO THE MARKET. The first phase of the campaign, which is scheduled to launch during mid-2000, focuses on introducing
     Internet Hollywood and developing the customer base by the thousands through a high-visibility advertising campaign conducted in targeted media (particularly through radio and print advertising). The initial campaign will offer new customers the opportunity to sample our Internet caf services free for a limited time and to visit the website for a chance to win great contest prizes.

     PHASE TWO - ESTABLISH INTERNAL DISTRIBUTION CHANNEL. The second phase of the campaign will be initiated after a large channel of communication with the customer base has been established. Phase II leverages the efficient distribution pipeline developed in Phase I by aggressively marketing our services to all customers. The desired result of Phase II is to simultaneously develop a significant profit center, while creating brand loyalty. This phase of the campaign is implemented through Internet communications, direct mail and radio and prints advertising.

     PHASE THREE - PENETRATE REGIONAL MARKETS. External marketing operations are conducted in Phase III by establishing regional sales offices in the targeted major markets, and physically entering surrounding community markets, with a sales organization comprised of Sales Managers and independent sales personnel. This phase involves marketing and selling the franchise plan to prospective franchisees in new markets. Management wants to penetrate additional markets that will further increase brand recognition and revenue.


(E) STATE THE BACKLOG OF WRITTEN FIRM ORDERS FOR PRODUCTS AND/OR SERVICES AS OF A RECENT DATE (WITHIN THE LAST 90 DAYS) AND COMPARE IT WITH THE BACKLOG OF A YEAR AGO FROM THAT DATE.

     As  of:  6/  1  /  00  $  0
     As  of:  6/  1  /  99  $  0

     EXPLAIN THE REASON FOR SIGNIFICANT VARIATIONS BETWEEN THE TWO FIGURES, IF ANY. INDICATE WHAT TYPES AND AMOUNTS OF ORDERS ARE INCLUDED IN THE BACKLOG FIGURES. STATE THE SIZE OF TYPICAL ORDERS. IF THE COMPANY'S SALES ARE SEASONAL OR CYCLICAL, EXPLAIN.

     There is no variation in account receivable because we have had no sales, as of this date. Current receivables comprise of $0 in sales.


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(f)  STATE THE  NUMBER OF THE  COMPANY'S  PRESENT  EMPLOYEES  AND THE  NUMBER OF
     EMPLOYEES IT ANTICIPATES IT WILL HAVE WITHIN THE NEXT 12 MONTHS. ALSO, INDICATE THE NUMBER BY TYPE OF EMPLOYEE (I.E., CLERICAL, OPERATIONS, ADMINISTRATIVE, ETC.) THE COMPANY WILL USE, WHETHER OR NOT ANY OF THEM ARE SUBJECT TO COLLECTIVE BARGAINING AGREEMENTS, AND THE EXPIRATION DATE(S) OF ANY COLLECTIVE BARGAINING AGREEMENT(S). IF THE COMPANY'S EMPLOYEES ARE ON STRIKE, OR HAVE BEEN IN THE PAST THREE YEARS, OR ARE THREATENING TO STRIKE, DESCRIBE THE DISPUTE. INDICATE ANY SUPPLEMENTAL BENEFITS OR INCENTIVE ARRANGEMENTS THE COMPANY HAS OR WILL HAVE WITH ITS EMPLOYEES.

     As of this date, the Company has not employed any employees. The Company's employees will not be subject to collective bargaining agreements. The following chart represents the current and projected number of employees within the next 12 months. Later, the Company plans to offer stock option and stock incentive plans to its employees.

     TYPE OF                   PROJECTED 2000    PROJECTED 2000
     EMPLOYEE         CURRENT  (WITH CAPITAL)   (WITHOUT CAPITAL)
     ---------------  -------  ---------------  -----------------
     Clerical               0                3                  0
     Operations             0               10                  0
     Sales                  0               12                  1
     Management             3                5                  3
     TOTAL EMPLOYEES        3               30                  4

(g) DESCRIBE GENERALLY THE PRINCIPAL PROPERTIES (SUCH AS REAL ESTATE, PLANT AND EQUIPMENT, PATENTS, ETC.) THAT THE COMPANY OWNS, INDICATING ALSO WHAT
     PROPERTIES IT LEASES AND A SUMMARY OF THE TERMS UNDER THOSE LEASES, INCLUDING THE AMOUNT OF PAYMENTS, EXPIRATION DATES AND THE TERMS OF ANY RENEWAL OPTIONS. INDICATE WHAT PROPERTIES THE COMPANY INTENDS TO ACQUIRE IN THE IMMEDIATE FUTURE, THE COST OF SUCH ACQUISITIONS AND THE SOURCES OF FINANCING IT EXPECTS TO USE IN OBTAINING THESE PROPERTIES, WHETHER BY PURCHASE, LEASE OR OTHERWISE.

     The Company has an agreement to purchase an established Internet cafe in Carmel, California once substantial funding is received. The Company proposes to open another company-owned location by Spring 2001 and franchise at least one location by mid 2001. Leased retail space will range between $1000-$2500 per month.

(h) INDICATE THE EXTENT TO WHICH THE COMPANY'S OPERATIONS DEPEND OR ARE EXPECTED TO DEPEND UPON PATENTS, COPYRIGHTS, TRADE SECRETS, KNOW-HOW OR OTHER PROPRIETARY INFORMATION AND THE STEPS UNDERTAKEN TO SECURE AND PROTECT THIS INTELLECTUAL PROPERTY, INCLUDING ANY USE OF CONFIDENTIALITY AGREEMENTS, COVENANTS-NOT-TO-COMPETE AND THE LIKE. SUMMARIZE THE PRINCIPAL TERMS AND EXPIRATION DATES OF ANY SIGNIFICANT LICENSE AGREEMENTS. INDICATE THE AMOUNTS EXPENDED BY THE COMPANY FOR RESEARCH AND DEVELOPMENT DURING THE LAST FISCAL YEAR, THE AMOUNT EXPECTED TO BE SPENT THIS YEAR AND WHAT PERCENTAGE OF REVENUES RESEARCH AND DEVELOPMENT EXPENDITURES WERE FOR THE LAST FISCAL YEAR.


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     The Company  owns all of its product  names and has filed  applications  to register those names that are protectable in the United States Patent and Trademark Office. In addition, where appropriate, the Company intends to obtain copyright protection for its advertising, collateral marketing materials and artwork.

     The Company relies upon a combination of contractual agreements, trademark and trade secret laws to protect its proprietary rights to its processes, systems and products. Internet Hollywood will distribute its product under agreements that grant its franchisees a license to use the Company's services, and to participate in its business activities. The Company licenses its brands and trademarks to its franchisees. A typical license agreement grants the licensee the right to use on a non-exclusive basis and to sublicense certain intellectual property rights of the Company, including the Company's brand names, logos, trademarks, and service marks. These intellectual property rights may be used only in connection with the operation and promotion of a cafe, and the sale of branded merchandise, at a specified location. The agreement remains in effect for the term of the underlying franchise agreement. As franchisees are not privy to any of its proprietary information, the Company believes that the terms of said Agreements will be sufficient to protect its trade secrets during the franchise agreement period, and thereafter. In addition, Internet Hollywood attempts to protect its trade secrets through agreements with employees and consultants. Each employee of its corporate and regional management teams is bound by rigorous non-disclosure, non-compete and employee/consultant invention agreements. These agreements provide for substantial penalties, including rescission of all stock and stock options received during employment or engagement, in the event of breach.

     The rapid acceleration of technology and business innovation, combined with the Company's relative financial disparity to larger potential competitors, makes it particularly vulnerable to similar market entries. Although Internet Hollywood intends to protect its rights vigorously, it does not believe that current trademark and trade secret laws are a significant source of protection for its proprietary rights. Management believes that factors such as the management and technological skills of its personnel are more important in establishing and maintaining a leadership position within the industry, than are the various legal protections of its proprietary rights.

     Should the Company change its name, file bankruptcy or face other financial insolvencies, Ms. Sheryl Moulton will receive full title and possession of the 1999 pending trademark, "Internet Hollywood." This agreement was made between Internet Hollywood and Ms. Sheryl Moulton on March 4, 2000. In consideration, Internet Hollywood has received 2,000,000 shares of Internet Hollywood common stock from Ms. Sheryl Moulton. The Company will use the 2,000,000 shares for this Offering and for officer, franchisee and employee stock options.

     The Company did not engage in research and development operations during the last fiscal year, and does not anticipate engaging in these activities during the 2000 fiscal year.

(i) IF THE COMPANY'S BUSINESS, PRODUCTS, OR PROPERTIES ARE SUBJECT TO MATERIAL REGULATION (INCLUDING ENVIRONMENTAL REGULATION) BY FEDERAL, STATE, OR LOCAL GOVERNMENTAL AGENCIES, INDICATE THE NATURE AND EXTENT OF REGULATION AND ITS EFFECTS OR POTENTIAL EFFECTS UPON THE COMPANY.

     The Company's business, services, products and properties are subject to material regulation by federal, state or local agencies. The Company must comply with extensive laws and regulations regarding such matters as state and regulatory approval and licensing requirements, trade practices, advertising, promotion and marketing practices, and relationships with distributors and related matters. Failure on the part of the Company to comply with federal, state or local regulations could result in the loss or revocation or suspension of the Company's licenses, permits or approvals and accordingly could have a material adverse effect on the Company's business.


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(j)  STATE THE NAMES OF ANY SUBSIDIARIES OF THE COMPANY, THEIR BUSINESS PURPOSES
     AND OWNERSHIP, AND INDICATE WHICH ARE INCLUDED IN THE FINANCIAL STATEMENTS ATTACHED HERETO. IF NOT INCLUDED, OR IF INCLUDED BUT NOT CONSOLIDATED, PLEASE EXPLAIN.

     The Company has no subsidiaries.

(k) SUMMARIZE THE MATERIAL EVENTS IN THE DEVELOPMENT OF THE COMPANY (INCLUDING ANY MATERIAL MERGERS OR ACQUISITIONS) DURING THE PAST FIVE YEARS, OR FOR WHATEVER LESSER PERIOD THE COMPANY HAS BEEN IN EXISTENCE. DISCUSS ANY PENDING OR ANTICIPATED MERGERS, ACQUISITIONS, SPIN-OFFS OR RECAPITALIZATIONS. IF THE COMPANY HAS RECENTLY UNDERGONE A STOCK SPLIT, STOCK DIVIDEND OR RECAPITALIZATION IN ANTICIPATION OF THIS OFFERING, DESCRIBE (AND ADJUST HISTORICAL PER SHARE FIGURES ELSEWHERE IN THIS OFFERING CIRCULAR ACCORDINGLY).

     Internet Hollywood, Inc. was organized as a corporation under the laws of the state of California on June 14, 1999. The Company has not been a party to any merger or acquisition during the last five years.

     In anticipation of this Offering, The Board of Directors of the Company approved a 15:1 stock split (fifteen new shares for every one old share) effective March 4, 2000. There are now 3,000,000 total company shares.

     On November 11, 1999, December 4, 1999, March 3, 2000, August 1, 2000, Sheryl Moulton bought back 17,900 shares (calculated on a pre-split basis) for $1655 with her personal funds from four of its officers due to a difference of opinion on the direction, long-range planning and management philosophy of the Company. The average price per share was Nine Cents (.0924) per share (calculated on a pre-split basis).

     On March 4, 2000 Sheryl Moulton entered into an agreement with Internet Hollywood to purchase 2,000,000 shares of Internet Hollywood stock. In exchange, Ms. Moulton will receive full title and possession of the 1999 pending trademark "Internet Hollywood" in the event the Company changes its name, files bankruptcy or faces any other financial insolvency. This transaction allowed the Company to purchase 2,000,000 shares which will be available for the Offering and for officer, franchisee and employee stock options.


                                 Page 24 of 115
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4.(a)IF THE COMPANY WAS NOT PROFITABLE  DURING ITS LAST FISCAL YEAR,  LIST BELOW
     IN CHRONOLOGICAL ORDER THE EVENTS WHICH IN MANAGEMENT'S OPINION MUST OR SHOULD OCCUR OR THE MILESTONES WHICH IN MANAGEMENT'S OPINION THE COMPANY MUST OR SHOULD REACH IN ORDER FOR THE COMPANY TO BECOME PROFITABLE, AND INDICATE THE EXPECTED MANNER OF OCCURRENCE OR THE EXPECTED METHOD BY WHICH THE COMPANY WILL ACHIEVE THE MILESTONES.

     The Company has been unprofitable since 1999 and sustained a minimal $3,096 operating loss in the last fiscal year due to operational costs associated with legal fees and other general operating costs. The Company had no sales up to the time of the filing of this Offering.

     EVENT OR MILESTONE                         EXPECTED MANNER OF              DATE, OR NUMBER OF
                                                OCCURRENCE OR METHOD OF         MONTHS AFTER RECEIPT OF
                                                ACHIEVEMENT                     PROCEEDS, WHEN SHOULD BE
                                                                                ACCOMPLISHED
     -----------------------------------------  ------------------------------  --------------------------
     (1) Purchase                               Acquire and train adequate      Concurrent with receipt of
     DakotaCoffeehouse.com,an                   management and staffing.        proceeds.
     established Internet cafe in               Develop website.
     Carmel, California. Hire and
     train: Management team,
     and employees. Hire
     Webmaster.

     (2) Further develop website.               Final website design            Days 1 through 89
     Sell advertising space to                  completed. Develop
     companies and develop                      advertising campaign
     strategic alliances.

     (3) Direct sales team to                   Several strategic alliances     Day 90
     develop alliances with hi-tech             are negotiated. First trade-
     companies to participate in                show is offered to the public.
     our trade-show events.                     Revenues generated from
     ontinue aggressive sales of                sales of webpage ad space.
     webpage ad space.

     (4) Launch high-visibility                 Create mass awareness of        Day 91
     advertising and public                     Internet Hollywood in
     relations campaigns in                     Internet cafe industry using
     targeted media.                            mass media (trade
                                                magazines, newspaper,
                                                Internet). Increase customer
                                                base in Silicon Valley to
                                                critical mass.

     (5) Open two Internet                    Sales team approach               Days 91 through 360
     Hollywood franchises in                  independent coffeehouses to
     Hollywood and San Francisco              franchise with Internet
     and two out-of-state                     Hollywood.
     company-owned stores.


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(b)  State the probable  consequences to the Company of delays in achieving each
     of  the  events  or  milestones   within  the  above  time  schedule,   and
     particularly the effect of any delays upon the Company's liquidity in view of the Company's then anticipated level of operating costs. (See Question Nos. 11 and 12)

     EVENT OR MILESTONE                 PROBABLE CONSEQUENCES OF        EFFECT OF ANY DELAYS UPON
                                        DELAY IN ACHIEVING EVENT        THE COMPANY'S LIQUIDITY IN
                                            WITHIN SCHEDULE              VIEW OF THEN ANTICIPATED
                                                                         LEVEL OF OPERATING COSTS
     ------------------------------  ------------------------------  --------------------------------
     (1) Purchase                    Offering does not provide       The delay in opening the cafe
     DakotaCoffeehouse.com, an       significant funding to open     could have a potential
     established Internet cafe in    our first cafe. Unable to hire  negative material effect on
     Carmel, California. Hire and    adequate management and         shareholder value and
     train: Management team,         staffing. Delays in website     liquidity. The inability to hire
     and employees. Hire             development.                    adequate staff could
     Webmaster.                                                      significantly create delays in
                                                                     operations. Delays in website
                                                                     development could result in
                                                                     the inability to meet revenue
                                                                     projections.
     (2) Further develop website.    Website design has not been     Delay in the completion of
     Sell advertising space to       completed. Minimal sales of     the website and the inability
     companies and develop           advertising space. No           to meet sales goals could
     strategic alliances.            strategic alliances             result in the inability to meet
                                     established.                    revenue projections and
                                                                could create a potential
                                                                negative material effect on
                                                                shareholder value and
                                                                liquidity.
     (3) Direct sales team to        No strategic alliances          Delays in developing alliances
     develop alliances with hi-tech  established. Minimal webpage    should have little or no
     companies to participate in     ad sales.                       negative impact on current
     our trade-show events.                                          operations or shareholder
     Continue aggressive sales of                                    value and liquidity.
     webpage ad space.
     (4) Launch high-visibility      Advertising launch delayed.     Delays in an advertising
     advertising and public                                          launch may have material
     relations campaigns in                                          impact on sales revenues,
     targeted media.                                                 causing potential loss of
                                                                     optimum market window and
                                                                     thereby, creating a
                                                                     potentially negative material
                                                                     effect on shareholder value
                                                                     and equity.
     (5) Open two Internet           Sales team unable to            Delays in establishing
     Hollywood franchises in         negotiate franchise contracts   franchised cafes may cause
     Hollywood and San Francisco     with independent                potential loss of optimum
     and two out-of-state            coffeehouses.                   market window, creating
     Company-owned stores.                                           potential negative material
                                                                     effect on shareholder value
                                                                     and liquidity.

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     Note:  After  reviewing  the nature and timing of each event or  milestone, potential investors should reflect upon whether achievement of each within the estimated time frame is realistic and should assess the consequences of delays or failure of achievement in making an investment decision.

OFFERING  PRICE  FACTORS

5. WHAT WERE NET, AFTER-TAX EARNINGS FOR THE LAST FISCAL YEAR? (IF LOSSES, SHOW IN PARENTHESIS.)

     The after-tax earnings loss in 1999 was ($3,096).

6 IF THE COMPANY HAD PROFITS, SHOW OFFERING PRICE AS A MULTIPLE OF EARNINGS. ADJUST TO REFLECT FOR ANY STOCK SPLITS OR RECAPITALIZATIONS, AND USE CONVERSION OR EXERCISE PRICE IN LIEU OF OFFERING PRICE, IF APPLICABLE.

     Not applicable.

7.(a)WHAT IS THE NET TANGIBLE  BOOK VALUE OF THE COMPANY?  (IF DEFICIT,  SHOW IN
     PARENTHESIS.) FOR THIS PURPOSE, NET TANGIBLE BOOK VALUE MEANS TOTAL ASSETS (EXCLUSIVE OF COPYRIGHTS, PATENTS, GOODWILL, RESEARCH AND DEVELOPMENT COSTS AND SIMILAR INTANGIBLE ITEMS) MINUS TOTAL LIABILITIES.

     The net tangible book value of the Company was $2,449 on December 31, 1999.

     IF THE NET TANGIBLE BOOK VALUE PER SHARE IS SUBSTANTIALLY LESS THAN THIS OFFERING (OR EXERCISE OR CONVERSION) PRICE PER SHARE, EXPLAIN THE REASONS FOR THE VARIATION.

     Internet Hollywood is in development stage. Proceeds of the Offering will be used for expansion, business development, marketing and general business purposes.

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(b)  STATE THE DATES ON WHICH THE COMPANY  SOLD OR OTHERWISE  ISSUED  SECURITIES
     DURING THE LAST 12 MONTHS, THE AMOUNT OF SUCH SECURITIES SOLD, THE NUMBER OF PERSONS TO WHOM THEY WERE SOLD, ANY RELATIONSHIP OF SUCH PERSONS TO THE COMPANY AT THE TIME OF SALE, THE PRICE AT WHICH THEY WERE SOLD AND, IF NOT SOLD FOR CASH, A CONCISE DESCRIPTION OF THE CONSIDERATION. (EXCLUDE BANK DEBT.)

     Between June 14, 1999 and October 5, 1999 he Company issued two hundred thousand 200,000 shares to five members of the Company, three of whom are also officers of the Company in lieu of cash compensation.


     (Totals  prior  to  15:1  March  4,  2000  Stock  Split)
     DATE       SHAREHOLDER         NUMBER OF       CONSIDERATION    RELATIONSHIP
                    NAME              SHARES
                                     (COMMON
                                      STOCK)
     6/14/99  Sheryl Moulton               182,000  Stock given in  CFO / Director
                                (partially vested)  lieu of cash
                                                    compensation.
     6/14/99  Patrick Hennessy               6,000  Stock given in  Director
                                (partially vested)  lieu of cash
                                                    compensation.
     7/15/99  Daniel Yoshizato               4,000  Stock given in  Independent
                                                    lieu of cash    Business
                                                    compensation.   Consultant
     10/5/99  Donaven Newby                  4,000  Stock given in  Independent
                                                    lieu of cash    Business
                                                    compensation.   Consultant
     10/6/99  Keith Hennessy                 4,000  Stock given in  Independent
                                                    lieu of cash    Business
                                                    compensation.   Consultant

     (Totals  after  15:1  March  4,  2000  Stock  Split)
     DATE     SHAREHOLDER       NUMBER OF           CONSIDERATION   RELATIONSHIP
              NAME              SHARES
                                (COMMON STOCK)
     7/14/99  Dean McAthie                 333,333  Stock given in  CEO / Director
                                        (unvested)  lieu of cash
                                                    compensation.


     On November 11, 1999, December 4, 1999, March 3, 2000, August 1, 2000, Sheryl Moulton bought back 17,900 shares (calculated on a pre-split basis) for $1655 with her personal funds from four of its officers due to a difference of opinion on the direction, long-range planning and management philosophy of the Company. The average price per share was Nine Cents (.0924) per share (calculated on a pre-split basis).

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     On March 4, 2000 Sheryl  Moulton  entered into an agreement  with  Internet
     Hollywood to purchase 2,000,000 shares of Internet Hollywood stock. In exchange, Ms. Moulton will receive full title and possession of the 1999 pending trademark "Internet Hollywood" in the event the Company changes its name, files bankruptcy or faces any other financial insolvency. This transaction allowed the Company to purchase 2,000,000 shares which will be available for the Offering and for officer, franchisee and employee stock options.

8.(a)WHAT  PERCENTAGE  OF  THE  OUTSTANDING  SHARES  OF  THE  COMPANY  WILL  THE
     INVESTORS IN THIS OFFERING HAVE? (ASSUME EXERCISE OF OUTSTANDING OPTIONS, WARRANTS OR RIGHTS AND CONVERSION OF CONVERTIBLE SECURITIES, IF THE RESPECTIVE EXERCISE OR CONVERSION PRICES ARE AT OR LESS THAN THE OFFERING PRICE. ALSO ASSUME EXERCISE OF ANY OPTIONS, WARRANTS OR RIGHTS AND CONVERSIONS OF ANY CONVERTIBLE SECURITIES OFFERED IN THIS OFFERING.)

            Totals  after  15:1  Stock  Split
            ----------------------------------
            Total  Shares  in  Company                          3,000,000
            Total  Shares  of  Company  Officers               (1,000,000)
            --------------------------------------------------------------
            Total  Shares  outstanding  prior  to  Offering:    2,000,000
            Total  Shares  available  for  options             (1,000,000)
            --------------------------------------------------------------
            Total  Shares  available  in  this  Offering        1,000,000


            If  the  maximum is sold:                          33.33%
            If  the minimum is sold:                           3.33%

(b) WHAT POST-OFFERING VALUE IS MANAGEMENT IMPLICITLY ATTRIBUTING TO THE ENTIRE COMPANY BY ESTABLISHING THE PRICE PER SECURITY SET FORTH ON THE COVER PAGE (OR EXERCISE OR CONVERSION PRICE IF COMMON STOCK IS NOT OFFERED)? (TOTAL OUTSTANDING SHARES AFTER OFFERING TIMES OFFERING PRICE, OR EXERCISE OR CONVERSION PRICE IF COMMON STOCK IS NOT OFFERED.)

             If  maximum  is  sold:                           $  15,000,000
             If  minimum  is  sold:                           $     500,000

     (For above purposes, assume outstanding options are exercised in determining "shares" if the exercise prices are at or less than the Offering price. All convertible securities, including outstanding convertible securities, shall be assumed converted and any options, warrants or rights in this Offering shall be assumed exercised.)

     *These values assume that the Company's capital structure would be changed to reflect any conversions of outstanding convertible securities and any use of outstanding securities as payment in the exercise of outstanding options, warrants or rights included in the calculation. The type and amount of convertible or other securities thus eliminated would be: Options securities.

     These values also assume an increase in cash in the Company by the amount of any cash payments that would be made upon cash exercise of options, warrants or rights included in the calculations. The amount of such cash would be: $50,000 (minimum)

     Note: After reviewing the above, potential investors should consider whether or not the Offering price (or exercise or conversion price, if applicable) for the securities is appropriate at the present stage of the Company's development.

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USE  OF  PROCEEDS

9.(a) The following table sets forth the use of the proceeds from this Offering:

     The expenses directly relating to this Offering are estimated to be $10,000 (for SEC and state filing fees, attorney and accounting fees). The Company has allotted up to fifteen- percent commission to the broker (and will assume that up to fifty percent of the Offering stock will be sold through a broker). Thus the net proceeds to the Company will be $4,640,000 if the maximum proceeds are received.

     The Company intends to utilize the net proceeds of the Offering as a reserve allocable to operations, management and employee compensation, for new and existing personnel; to enhance its market presence through the development of marketing collateral and the implementation of wide-scale institutional advertising campaigns; and to enhance its basic property and equipment infrastructure, in the acquisition of new computer hardware and software utilized in the operation of the Company's business and in InternetHollywood.com. The following two tables show our usage of proceeds as a function of the percentage of proceeds received from the maximum of 100% to the minimum of 10%.

                              1,000,000SHARES SOLD    500,000 SHARES    100,000 SHARES SOLD
                                                                SOLD
                                     100% OF THOSE      50% OF THOSE           10% OF THOSE
                                           OFFERED           OFFERED                OFFERED
     TOTAL RECEIPTS          $           5,000,000   $     2,500,000   $            500,000
     LESS OFFERING
     EXPENSES:
     Commissions, Finders    $             250,000   $       125,000   $             12,500
     Fees                                     5.00%             5.00%                  2.50%
     Copying, Advertising    $             100,000   $        50,000   $              5,000
                                              2.00%             2.00%                  1.00%
     Legal, Accounting       $              10,000   $        10,000   $             10,000
                                              0.20%             0.40%                  2.00%
     Total Offering Expense  $             360,000   $       185,000   $             27,500
                                              7.20%             7.40%                  5.50%
     NET PROCEEDS FROM       $           4,640,000   $     2,315,000   $            472,500
      OFFERING                               92.80%            92.60%                 94.50%


                                 Page 30 of 115
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     USE OF NET PROCEEDS:         1,000,000 SHARES    500,000 SHARES    100,000 SHARES SOLD
                                              SOLD             SOLD
                                     100% OF THOSE      50% OF THOSE           10% OF THOSE
                                           OFFERED           OFFERED                OFFERED
     Fixed Assets            $           2,000,000   $     1,000,000   $            200,000
                                             40.00%            40.00%                 40.00%
     Working Capital         $           1,200,000   $       600,000   $            120,000
                                             24.00%            24.00%                 24.00%
     Salaries, Benefits      $           1,440,000   $       715,000   $            125,000
                                             28.80%            28.60%                 25.00%
     TOTAL USE OF NET        $           4,640,000   $     2,315,000   $            445,000
     PROCEEDS                                92.80%            92.60%                 89.00%

(b) If there is no minimum amount of proceeds that must be raised before the Company may use the proceeds of the Offering, describe the order of priority in which the proceeds set forth above in the column "If Maximum Sold" will be used.

                 1.  Fixed Assets               $2,000,000

                 2.  Working Capital            $1,200,000

                 3.  Commissions, Finders Fees  $  250,000

                 4.  Salaries, Benefits         $1,440,000

                 5.  Copying & Advertising      $  100,000


     Note: After reviewing the portion of the Offering allocated to the payment of Offering expenses, and to the immediate payment to management and promoters of any fees, reimbursements, past salaries or similar payments, a potential investor should consider whether the remaining portion of his investment, which would be that part available for future development of the Company's business and operations, would be adequate.

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10.(a) IF MATERIAL AMOUNTS OF FUNDS FROM SOURCES OTHER THAN THIS OFFERING ARE TO
     BE USED IN CONJUNCTION WITH THE PROCEEDS FROM THIS OFFERING, STATE THE AMOUNTS AND SOURCES OF SUCH OTHER FUNDS, AND WHETHER FUNDS ARE FIRM OR CONTINGENT. IF CONTINGENT, EXPLAIN.

     If the minimum number of shares is sold, the Company currently plans to obtain approximately $100,000 in financing from a Small Business Administration (SBA) loan to help fund the purchase of an existing caf business. If the maximum number of shares is sold, the Company should have enough funding resources for one year to open and maintain several Internet cafes.

(b) IF ANY MATERIAL PART OF THE PROCEEDS IS TO BE USED TO DISCHARGE INDEBTEDNESS, DESCRIBE THE TERMS OF SUCH INDEBTEDNESS, INCLUDING INTEREST RATES. IF THE INDEBTEDNESS TO BE DISCHARGED WAS INCURRED WITHIN THE CURRENT OR PREVIOUS FISCAL YEAR, DESCRIBE THE USE OF THE PROCEEDS OF SUCH INDEBTEDNESS.

     No amount of the proceeds will be used to discharge indebtedness. As of August 8, 2000, the Company is debt-free. Sheryl Moulton has paid all company bills from inception through September 6, 2000; in consideration she has received company stock.

(c) IF ANY MATERIAL AMOUNT OF THE PROCEEDS IS TO BE USED TO ACQUIRE ASSETS, OTHER THAN IN THE ORDINARY COURSE OF BUSINESS, BRIEFLY DESCRIBE AND STATE THE COST OF THE ASSETS AND OTHER MATERIAL TERMS OF THE ACQUISITIONS. IF THE ASSETS ARE TO BE ACQUIRED FROM OFFICERS, DIRECTORS, EMPLOYEES OR PRINCIPAL STOCKHOLDERS OF THE COMPANY OR THEIR ASSOCIATES, GIVE THE NAMES OF THE PERSONS FROM WHOM THE ASSETS ARE TO BE ACQUIRED AND SET FORTH THE COST TO THE COMPANY, THE METHOD FOLLOWED IN DETERMINING THE COST, AND ANY PROFIT TO SUCH PERSONS.

     It will cost between $30,000-$200,000 to purchase an existing cafe business. If the Company does not receive the maximum amount of proceeds from the Offering, the Company might be required to obtain additional funding through a Small Business Administration (SBA) loan or other lines of credit.

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(d)  IF ANY  AMOUNT OF THE  PROCEEDS  IS TO BE USED TO  REIMBURSE  ANY  OFFICER,
     DIRECTOR, EMPLOYEE OR STOCKHOLDER FOR SERVICES ALREADY RENDERED, ASSETS PREVIOUSLY TRANSFERRED, OR MONIES LOANED OR ADVANCED, OR OTHERWISE,
     EXPLAIN:

     See Section 10(b).

11. INDICATE WHETHER THE COMPANY IS HAVING OR ANTICIPATES HAVING WITHIN THE NEXT 12 MONTHS ANY CASH FLOW OR LIQUIDITY PROBLEMS AND WHETHER OR NOT IT IS IN DEFAULT OR IN BREACH OF ANY NOTE, LOAN, LEASE OR OTHER INDEBTEDNESS OR FINANCING ARRANGEMENT REQUIRING THE COMPANY TO MAKE PAYMENTS. INDICATE IF A SIGNIFICANT AMOUNT OF THE COMPANY'S TRADE PAYABLES HAVE NOT BEEN PAID WITHIN THE STATED TRADE TERM. STATE WHETHER THE COMPANY IS SUBJECT TO ANY UNSATISFIED JUDGMENTS, LIENS OR SETTLEMENT OBLIGATIONS AND THE AMOUNTS THEREOF. INDICATE THE COMPANY'S PLANS TO RESOLVE ANY SUCH PROBLEMS.

     There is a high possibility the Company may have cash flow problems within the next twelve months if the minimum amount of funding is raised (less than $500,000). The Company is not in default or breach of any note, loan, lease or other indebtedness or financing arrangement requiring the Company to make payments. The Company does not believe that it is subject to any unsatisfactory judgments, liens or settlement obligations.

12. INDICATE WHETHER PROCEEDS FROM THIS OFFERING WILL SATISFY THE COMPANY'S CASH REQUIREMENTS FOR THE NEXT 12 MONTHS, AND WHETHER IT WILL BE NECESSARY TO RAISE ADDITIONAL FUNDS. STATE THE SOURCE OF ADDITIONAL FUNDS, IF KNOWN.

     Management believes that the proceeds of this Offering will be sufficient to satisfy its cash requirements for the next 12 months, and that no additional funds will be required by operations.

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CAPITALIZATION

13. INDICATE THE CAPITALIZATION OF THE COMPANY AS OF THE MOST RECENT BALANCE SHEET DATE (ADJUSTED TO REFLECT ANY SUBSEQUENT STOCK SPLITS, STOCK DIVIDENDS, RECAPITALIZATIONS OR REFINANCINGS) AND AS ADJUSTED TO REFLECT THE SALE OF THE MINIMUM AND MAXIMUM AMOUNT OF SECURITIES IN THIS OFFERING AND THE USE OF THE NET PROCEEDS THEREFROM:

DECEMBER 31, 1999 (AS         ACTUAL   MINIMUM IF 0       MAXIMUM IF
ADJUSTED)                              SHARES ($0) SOLD   1,000,000 SHARES
                                                          ($5,000,000)
                                                          SOLD
---------------------------  --------  -----------------  ----------------
Debt:
  Short-Term debt            $     0   $             0    $             0
(average interest rate 10%)
  Long-Term debt             $     0   $       100,000*   $             0
(average interest rate 10%)
Total Debt                   $     0   $       100,000*   $             0
STOCKHOLDERS EQUITY
(DEFICIT):
Preferred stock              $     0   $             0   $              0
Common stock--par or         $ 5,545   $         5,545   $          5,545
stated value
Additional paid in capital   $     0   $             0   $              0
Retained earnings (deficit)  $(3,096)  $        (3,096)  $         (3,096)

Total stockholders equity    $ 2,449   $         2,449   $      5,002,449
(deficit)
Total Capitalization         $ 2,449   $         2,449   $      5,002,449

* If the minimum number of shares is sold, the Company currently plans to obtain approximately $100,000 in financing from a Small Business Administration (SBA) loan to help fund the purchase of an existing cafe business. The Company will not obtain an SBA loan in the immediate future, should the maximum number of shares be sold.

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DESCRIPTION  OF  SECURITIES

14.  The  securities  being  offered  hereby  are:

     [x]  Common  Stock
     [ ]  Preferred  or  Preference  Stock
     [ ]  Notes  or  Debentures
     [ ]  Units  of  two  or  more  types  of  securities,  composed  of:
     [ ]  Other:

15.  These  securities  have:

     Yes  No
     [x]  [ ]  Cumulative  voting  rights
     [ ]  [x]  Other  special  voting  rights
     [ ]  [x]  Preemptive  rights  to  purchase  in  new  issues  of  shares
     [ ]  [x]  Preference  as  to  dividends  or  interest
     [ ]  [x]  Preference  upon  liquidation
     [ ]  [x]  Other  special  rights  or  preferences  (specify):

16.  Are the securities convertible? [ ] Yes [x] No

17.(a) If securities are notes or other types of debt securities:

     Not applicable.

(b) If notes or other types of debt securities are being offered and the Company had earnings during its last fiscal year, show the ratio of earnings to fixed charges on an actual and pro forma basis for that fiscal year. "Earnings" means pretax income from continuing operations plus fixed charges and capitalized interest. "Fixed charges" means interest (including capitalized interest), amortization of debt discount, premium and expense, preferred stock dividend requirements of majority owned subsidiary, and such portion of rental expense as can be demonstrated to be representative of the interest factor in the particular case. The pro forma ratio of earnings to fixed charges should include incremental interest expense as a result of the Offering of the notes or other debt securities.

     Not applicable.

     Note: Care should be exercised in interpreting the significance of the ratio of earnings to fixed charges as a measure of the "coverage" of debt service, as the existence of earnings does not necessarily mean that the Company's liquidity at any given time will permit payment of debt service requirements to be timely made. See Question Nos. 11 and 12. See also the Financial Statements and especially the Statement of Cash Flows.


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18.  IF SECURITIES ARE PREFERENCE OR PREFERRED STOCK:

     ARE  UNPAID  DIVIDENDS  CUMULATIVE?     [  ]  Yes  [  ]  No
     ARE  SECURITIES  CALLABLE?              [  ]  Yes  [  ]  No

     Not applicable.

     Note: Attach to this Offering Circular copies or a summary of the charter, bylaw or contractual provision or document that gives rise to the rights of holders of Preferred or Preference Stock, notes or other securities being offered.

19. IF SECURITIES ARE CAPITAL STOCK OF ANY TYPE, INDICATE RESTRICTIONS ON DIVIDENDS UNDER LOAN OR OTHER FINANCING ARRANGEMENTS OR OTHERWISE:

     There are no restrictions on dividends under any loan or other financing arrangements at the time of the Offering described in this Offering Circular.

20. CURRENT AMOUNT OF ASSETS AVAILABLE FOR PAYMENT OF DIVIDENDS (IF DEFICIT MUST BE FIRST MADE UP, SHOW DEFICIT IN PARENTHESIS):

     No assets are available for payment of dividends at this time.


PLAN  OF  DISTRIBUTION


21. THE SELLING AGENTS (THAT IS, THE PERSONS SELLING THE SECURITIES AS AGENT FOR THE COMPANY FOR A COMMISSION OR OTHER COMPENSATION) IN THIS OFFERING
     ARE:

     The Company proposes to have selling agents. Dean McAthie, Sheryl Moulton and certain other individuals are designated as selling agents.

22. DESCRIBE ANY COMPENSATION TO SELLING AGENTS OR FINDERS, INCLUDING CASH, SECURITIES, CONTRACTS OR OTHER CONSIDERATION, IN ADDITION TO THE CASH COMMISSION SET FORTH AS A PERCENT OF THE OFFERING PRICE ON THE COVER PAGE OF THIS OFFERING CIRCULAR. ALSO INDICATE WHETHER THE COMPANY WILL INDEMNIFY THE SELLING AGENTS OR FINDERS AGAINST LIABILITIES UNDER THE SECURITIES LAWS. ("FINDERS" ARE PERSONS WHO FOR COMPENSATION ACT AS INTERMEDIARIES IN OBTAINING SELLING AGENTS OR OTHERWISE MAKING INTRODUCTIONS IN FURTHERANCE OF THIS OFFERING.)

     While the Company believes that it will sell a significant portion of the shares without commission, the Company intends to allocate a cash sum of up to fifteen percent, (15%) of the sum of the proceeds of the Offering, if any, to such firms and/or individuals as it may engage as selling agents. The Company also reserves the right to allocate additional sums in cash or common stock, to said selling agents, if any, as non-accountable expenses allowances and incentives.

     The Company indemnifies the selling agents against liabilities under the securities laws.


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23.  DESCRIBE ANY MATERIAL  RELATIONSHIPS  BETWEEN ANY OF THE SELLING  AGENTS OR
     FINDERS AND THE COMPANY OR ITS MANAGEMENT.

     Dean McAthie, Sheryl Moulton and certain other individuals are designated as selling agents. No compensation will be paid to such persons, however, if such persons have expenses incurred by them related to this Offering, those expenses will be reimbursed by the Company.

     Note: After reviewing the amount of compensation to the selling agents or finders for selling the securities, and the nature of any relationship between the selling agents or finders and the Company, a potential investor should assess the extent to which it may be inappropriate to rely upon any recommendation by the selling agents or finders to buy the securities.

24. IF THIS OFFERING IS NOT BEING MADE THROUGH SELLING AGENTS, THE NAMES OF PERSONS AT THE COMPANY THROUGH WHICH THIS OFFERING IS BEING MADE:

     Dean McAthie, Sheryl Moulton and certain other individuals as designated. No compensation will be paid to such persons, however, if such persons have expenses incurred by them related to this Offering, those expenses will be reimbursed by the Company.

25. IF THIS OFFERING IS LIMITED TO A SPECIAL GROUP, SUCH AS EMPLOYEES OF THE COMPANY, OR IS LIMITED TO A CERTAIN NUMBER OF INDIVIDUALS (AS REQUIRED TO QUALIFY UNDER SUBCHAPTER S OF THE INTERNAL REVENUE CODE) OR IS SUBJECT TO ANY OTHER LIMITATIONS, DESCRIBE THE LIMITATIONS AND ANY RESTRICTIONS ON RESALE THAT APPLY:

     Pursuant to Rule 144, certain Officers and Directors who own greater than ten percent (10%) of the Company, may have resale restrictions on the shares.

     The Offering will limit the sale of securities in California, pursuant to "Small Business Issuer" Rules 260.001 (i) and 260.140.01 (e). Sale and resale of securities must act in compliance with state and federal laws.


     Will the certificates bear a legend notifying holders of such restrictions?

     [ ] Yes [x] No


26(a)NAME,  ADDRESS AND TELEPHONE NUMBER OF INDEPENDENT BANK OR SAVINGS AND LOAN
     ASSOCIATION OR OTHER SIMILAR DEPOSITORY INSTITUTION ACTING AS AGENT IF PROCEEDS ARE ESCROWED UNTIL MINIMUM PROCEEDS ARE RAISED:

     Bank  of  America
     Highway  1  and  Rio  Road
     Carmel,  California,  93922
     (831)  622-2947


(b) DATE AT WHICH FUNDS WILL BE RETURNED BY ESCROW AGENT IF MINIMUM PROCEEDS ARE NOT RAISED:

     September 6, 2001.

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     Will interest on proceeds during escrow period be paid to investors?

     No.

27. Explain the nature of any resale restrictions on presently outstanding shares, and when those restrictions will terminate, if this can be determined:

     Except for certain Officers and Directors who own greater than ten percent (10%) of the Company, there are no resale restrictions on the shares.

     The Company is currently considering establishing a passive "bulletin board" service on the Company's Internet Home Page to help provide a mechanism for potential buyers and seller to contact each other without the necessity of the involvement of broker-dealer. No assurance can be given that such service will be established or that any trading market will exist. Furthermore, any future resale may require compliance with exemption provisions under some states' securities laws.

     Note: Equity investors should be aware that unless the Company is able to complete a further public Offering or the Company is able to be sold for cash or merged with a public company that their investment in the Company may be illiquid indefinitely.

DIVIDENDS,  DISTRIBUTIONS  AND  REDEMPTIONS

28. If the Company has within the last five years paid dividends, made distributions upon its stock or redeemed any securities, explain how much and when:

     None.

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OFFICERS  AND  KEY  PERSONNEL  OF  THE  COMPANY


29.     Chief  Executive  Officer:



     Title:                  Chief Executive Officer
     Name:                   Dean McAthie
     Age:                    43
     Office Street           PO Box 223611
     Address:                Carmel, CA 93922
     Telephone No:           (831) 394-5579

     Names of employers, titles and dates of positions held during past five years with an indication of job responsibilities.


     7/00 - Present      CEO, Internet Hollywood, Inc.
                         Responsible for all operations.

     12/99-Present       CEO, Dakota Coffeehouse (DakotaCoffeehouse.com)
                         Responsible for all Internet cafe store operations.

     8/98-99             Assistant General Manager, Gordon Biersch Restaurant
                         Recruited to manage a high volume restaurant, brewery and bar
                         With over $4.6 million in annual sales.
                        -Increased revenues 16% over previous year.
                        -150 employees on staff.
                        -Created annual budgets and worked on monthly P&L statements.
                        -Daily invoicing and coding.
                        -Achieved goals of 23.5% MOP. Maintained 27% food cost; 20% liquor cost;
                         26% wine cost; and 28% total labor.
                        -Developed supervisors to management-level and managed all work groups.
                        -Worked on implementing new menus, new uniforms, new POS system.
                        -Worked closely with sales manager on special events and promotions.

     8/96 - 8/98        Food and Beverage Manager, Poppy Ridge Golf Course
                        Pre-opening and opening manager of new restaurant, bar and snack bar.
                        -Designed menu, hired kitchen and wait staff of forty employees.
                        -Purchased all equipment in kitchen, dining room and snack bar.
                        -Responsible for three outlets - snack bar, restaurant, and bar which generated $1.5 million in revenue the first year of operation.
                        -Sold specialty banquets, wedding, corporate, and local / social events which contributed greatly to the success of the operation.

     8/94 - 6/96        Restaurant and Bar Manager, Monterey Plaza Hotel
                        Responsible for the Duck Club Restaurant and Lounge, special events, concerts, weekly live music, and Holiday buffets.
                        -Increased sales in the restaurant by 20% from previous years.
                        -Set the highest sales record in the lounge in 14 years.
                        -Assisted in the conception and production of the successful "Concerts on the Bay" series.
                        -Improved guest comment cards to 97% satisfaction rating.

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     Mr.  McAthie  has over  fifteen  years'  experience  in food  and  beverage management, His experience includes (but is not limited to): Department administration: payroll, inventory, employee scheduling, budgeting, reports and accounting, advertising and promotion, budget control, menu planning, wine selection, hiring, training, and supervision for up to 150 employees, remodel and renovation and opening a brand new facility.

     Mr. McAthie was recently appointed Chief Executive Officer of Internet Hollywood. He currently operates a very successful Internet cafe, which Internet Hollywood proposes to purchase upon funding. Mr. McAthie holds degrees in Business and Communication and Hotel and Restaurant Management. Mr. McAthie is also a Director of the Company.

     Education (degrees, schools, and dates): Business and Communication, University of South Dakota, 1978. AA Degree in Hotel and Restaurant Management, San Francisco City College, 1980.

     Also a Director of the Company?

     [x] Yes [ ] No

     Indicate amount of time to be spent on Company matters if less than full time: Full time.

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30.     Chief  Operating  Officer:

     Title:                  Chief Operating Officer / Chief Financial Officer
     Name:                   Sheryl Moulton
     Age:                    29
     Office Street           PO Box 223611
     Address:                Carmel, CA 93922
     Telephone No:           (831) 394-5579

     Name of employers, titles and dates of positions held during past five years with an indication of job responsibilities.

     3/99 to Present  Chief Operating Officer / Chief Financial Officer, Internet Hollywood
                      Responsible for the operations and financial departments.
                      -Working closely with a panel of corporate attorneys on securities, intellectual property and contractual law.
                      -Composing and filing federal and state securities registration documents and assisting in investor relations; Drafting / filing trademark applications.
                      -Developing business plan and financials; Researching market trends.

     6/98 - 3/99      Operations Assistant, Samsung Multimedia
                      -Supporting 2 directors, 3 managers, 20-25 engineers in Multimedia Dept.
                      -Assisting the Patent Agent in Legal Dept. with the maintenance of patents and trademarks and creating status reports.
                      -Reporting to Purchasing Manager and Accounting Department and assisting in purchasing, accounting and expense reporting.
                      -Processing purchase requisitions, accounts payables, timecards for exempt and non-exempt employees and consultant contracts.
                      -Creating multimedia presentations and advanced Access databases.
                      -Resolving technical problems (i.e. network, printer and email problems).
                      -Coordinating office space allocation, computer equipment, phone lines, voice mail and network connectivity for new employees.

     1994-1998        Proprietor, Pacific Computer Exchange
                      -Repairing and building personal computers and performing general network administration.
                      -Purchasing computer hardware and software for resale.
                      -Working on contract for Embassy Suites Hotel in Monterey and several other businesses on the Monterey Peninsula.


     Ms. Moulton has served as Chief Financial Officer and Chief Operating Officer since June 1999. From 1998 to 1999, Ms. Moulton was an Operations Assistant at Samsung Information Systems America where she assisted in maintaining legal and accounting records. From 1994 to 1998, Ms. Moulton served as proprietor at Pacific Computer Exchange, a computer retail and service business. Ms. Moulton holds a bachelors degree from the University of California, Santa Cruz. Ms. Moulton is also a Director of the Company.

     Education (degrees, schools, and dates): Bachelors Degree, English, UCSC, Santa Cruz, California, Graduated 1994.

      Also  a  Director  of  the  Company?
      [x]  Yes   [   ]  No
      Indicate amount of time to be spent on Company matters if less than full time:

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30.  Chief Operating Officer:

     Title:                  Chief Operating Officer / Chief Financial Officer
     Name:                   Sheryl Moulton
     Age:                    29
     Office Street           PO Box 223611
     Address:                Carmel, CA 93922
     Telephone No:           (831) 394-5579

     Name of employers, titles and dates of positions held during past five years with an indication of job responsibilities.

     3/99 to Present  Chief Operating Officer / Chief Financial Officer, Internet Hollywood
                      Responsible for the operations and financial departments.
                      -Working closely with a panel of corporate attorneys on securities, intellectual property and contractual law.
                      -Composing and filing federal and state securities registration documents and assisting in investor relations; Drafting / filing trademark applications.
                      -Developing business plan and financials; Researching market trends.

     6/98 - 3/99      Operations Assistant, Samsung Multimedia
                      -Supporting 2 directors, 3 managers, 20-25 engineers in Multimedia Dept.
                      -Assisting the Patent Agent in Legal Dept. with the maintenance of patents and trademarks and creating status reports.
                      -Reporting to Purchasing Manager and Accounting Department and assisting in purchasing, accounting and expense reporting.
                      -Processing purchase requisitions, accounts payables, timecards for exempt and non-exempt employees and consultant contracts.
                      -Creating multimedia presentations and advanced Access databases.
                      -Resolving technical problems (i.e. network, printer and email problems).
                      -Coordinating office space allocation, computer equipment, phone lines, voice mail and network connectivity for new employees.

     1994-1998        Proprietor, Pacific Computer Exchange
                      -Repairing and building personal computers and performing general network administration.
                      -Purchasing computer hardware and software for resale.
                      -Working on contract for Embassy Suites Hotel in Monterey and several other businesses on the Monterey Peninsula.


     Ms. Moulton has served as Chief Financial Officer and Chief Operating Officer since June 1999. From 1998 to 1999, Ms. Moulton was an Operations Assistant at Samsung Information Systems America where she assisted in maintaining legal and accounting records. From 1994 to 1998, Ms. Moulton served as proprietor at Pacific Computer Exchange, a computer retail and service business. Ms. Moulton holds a bachelors degree from the University of California, Santa Cruz. Ms. Moulton is also a Director of the Company.

     Education (degrees, schools, and dates): Bachelors Degree, English, UCSC, Santa Cruz, California, Graduated 1994.

     Also  a  Director  of  the  Company?
     [x]  Yes   [   ]  No
     Indicate amount of time to be spent on Company matters if less than full time:

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32.  Other Key Personnel:

None.
DIRECTORS  OF  THE  COMPANY

33.  Number of Directors: 3

     If Directors are not elected annually, or are elected under a voting trust or other arrangement, explain:

     All Directors will be elected at a regular meeting of the Members of the Company.

34. Information concerning outside or other Directors (i.e. those not described above):

     Not applicable.

35(a)Have any of the Officers or Directors  ever worked for or managed a company
     (including a separate subsidiary or division of a larger enterprise) in the same business as the Company?

     [x] Yes [ ] No

     Mr.   Dean   McAthie   owns  and   operates  an   existing   Internet   caf
     (DakotaCoffeehouse.com) which Internet Hollywood intends to purchase upon the funding from this Offering.

(b) If any of the Officers, Directors or other key personnel have ever worked for or managed a company in the same business or industry as the Company or in a related business or industry, describe what precautions, if any, (including the obtaining of releases or consents from prior employers) have been taken to preclude claims by prior employers for conversion or theft of trade secrets, know-how or other proprietary information.

     The company has signed an agreement  (contingent  on adequate  funding from
     this    Offering)    to    purchase    Mr.    McAthie's     existing    caf
     (DakotaCoffeehouse.com) at a reasonable cost to the Company.

(c) If the Company has never conducted operations or is otherwise in the development stage, indicate whether any of the Officers or Directors has ever managed any other company in the startup or development stage and describe the circumstances, including relevant dates.

     Each of the Company's senior executives is highly experienced in the management and expansion of development stage companies. The following is a brief description of their relevant experience:

     Dean McAthie, Chief Executive Officer, has over fifteen years' experience in food and beverage management, His experience includes (but is not limited to): Department administration: payroll, inventory, employee scheduling, budgeting, reports and accounting, advertising and promotion, budget control, menu planning, wine selection, hiring, training, and supervision for up to 150 employees, remodel and renovation and opening a brand new facility.

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     Mr.  McAthie was recently  appointed  Chief  Executive  Officer of Internet
     Hollywood.   He  currently   operates  a  very   successful   Internet  caf
     (DakotaCoffeehouse.com), that Internet Hollywood proposes to purchase upon funding. Mr. McAthie holds degrees in Business and Communication and Hotel and Restaurant Management. Mr. McAthie is also a Director of the Company.

     Ms. Sheryl Moulton has developed a reputation as a highly experienced and charismatic leader of growth stage companies during her career. She co-founded Pacific Computer Exchange, a computer service and retail company. Her responsibilities during this period included contract negotiation with businesses and major vendors, and the development and management of marketing and distribution operations.

     Ms. Moulton has served as Chief Operating Officer and Chief Financial Officer since June 1999. From 1998 to 1999, Ms. Moulton served in Operations at Samsung Information Systems America where she assisted in maintaining legal and accounting records. From 1994 to 1998, Ms. Moulton served as partner at Pacific Computer Exchange, a computer retail and service business. Ms. Moulton holds a Bachelors degree from the University of California, Santa Cruz. Ms. Moulton is also a Director of the Company.

(d) If any of the Company's key personnel are not employees but are consultants or other independent contractors, state the details of their engagement by the Company.

     Not applicable.

(e) If the Company has key man life insurance policies on any of its Officers, Directors or key personnel, explain, including the names of the persons insured, the amount of insurance, whether the insurance proceeds are payable to the Company and whether there are arrangements that require the proceeds to be used to redeem securities or pay benefits to the estate of the insured person or to a surviving spouse.

     Not applicable.

36. If a petition under the Bankruptcy Act or any State insolvency law was filed by or against the Company or its Officers, Directors or other key personnel, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of any such persons, or any partnership in which any of such persons was general partner at or within the past five years, or any corporation or business association of which any such person was an executive officer at or within the past five years, set forth below the name of such persons, and the nature and date of such actions.

     Not applicable.

     Note: After reviewing the information concerning the background of the Company's Officers, Directors and other key personnel, potential investors should consider whether or not these persons have adequate background and experience to develop and operate this Company and to make it successful. In this regard, the experience and ability of management are often considered the most significant factors in the success of a business.

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PRINCIPAL  STOCKHOLDERS

37. Principal owners of the Company (those who beneficially own directly or indirectly 10% or more of the common and preferred stock presently outstanding) starting with the largest common stockholder. Include separately all common stock issuable upon conversion of convertible securities (identifying them by asterisk) and show average price per share as if conversion has occurred. Indicate by footnote if the price paid was for a consideration other than cash and the nature of any such consideration.


     NAME OF           CLASS OF   AVERAGE    NUMBER OF    PERCENTAGE       PERCENTAGE
     PRINCIPAL         SHARES     PRICE         SHARES      OF TOTAL               OF
     STOCKHOLDER                  PER SHARE   NOW HELD     NUMBER OF            TOTAL
                                                         SHARES HELD
                                                               AFTER
                                                            OFFERING
                                                              IF ALL
                                                          SECURITIES
                                                                SOLD
     Sheryl Moulton    Common    $        5     998,500       49.9%                33%
                                             (partially
                                               unvested
                                                 stock)
     Dean McAthie      Common    $        5     333,333      16.66%             11.11%
                                              (unvested
                                                 stock)
     Patrick Hennessy  Common    $        5      21,500          1%       Less than 1%
                                             (partially
                                              unvested)

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38.  Number of shares beneficially owned by Officers and Directors as a group:

     Before Offering: 1,000,000 shares (33.33% of total outstanding)

     After Offering:

          a)   Assuming minimum securities sold: Not applicable.

          b) Assuming maximum securities sold: 1,000,000 shares (33.33% of total outstanding)

               Totals  after  15:1  Stock  Split
               ----------------------------------
               Total  Shares  in  Company                             3,000,000
               Total  Shares  of  Company  Officers                  (1,000,000)
               -----------------------------------------------------------------
               Total  Shares  outstanding  prior  to  Offering:       2,000,000
               Total  Shares  available  for  options                (1,000,000)
               -----------------------------------------------------------------
               Total  Shares  available  in  this  Offering           1,000,000


MANAGEMENT  RELATIONSHIPS,  TRANSACTIONS
AND  RENUMERATION

39.(a)  If  any  of  the  Officers,   Directors,   key  personnel  or  principal
     stockholders are related by blood or marriage, please describe.

     Not applicable.

(b) If the Company has made loans to or is doing business with any of its Officers, Directors, key personnel or 10% stockholders, or any of their relatives (or any entity controlled directly or indirectly by any of such persons) within the last two years, or proposes to do so within the future, explain. (This includes sales or lease of goods, property or services to or from the Company, employment or stock purchase contracts, etc.) State the principal terms of any significant loans, agreements, leases, financing or other arrangements.

     Not applicable.

     The Company does not propose to make loans to its Officers, Directors, key personnel or 10% stockholders or any relatives in the near future.

(c) If any of the Company's Officers, Directors, key personnel or 10% stockholders has guaranteed or cosigned any of the Company's bank debt or other obligations, including any indebtedness to be retired from the proceeds of this Offering, explain and state the amounts involved.

     Not applicable.


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40(a)LIST  ALL  REMUNERATION  BY THE  COMPANY  TO  OFFICERS,  DIRECTORS  AND KEY
     PERSONNEL FOR THE LAST FISCAL YEAR:

     Not applicable. All Officers and Directors received stock in lieu of cash compensation.

     OFFICER                                            CASH       OTHER
     Chief Executive Officer                            $   0  333,333 shares
     Chief Financial Officer / Chief Operating Officer  $   0  998,500 shares
     Director                                           $   0   21,500 shares

     On March 4, 2000 Sheryl Moulton entered into an agreement with Internet Hollywood to purchase her 2,000,000 shares of Internet Hollywood stock. In exchange, Ms. Moulton will receive full title and possession of the 1999 pending trademark "Internet Hollywood" in the event of the Company changes its name, files bankruptcy or faces any other financial insolvency.

(b)  IF  REMUNERATION  IS EXPECTED TO CHANGE OR HAS BEEN UNPAID IN PRIOR  YEARS,
     EXPLAIN:

     Remuneration (salary compensation) will be paid to management upon the funding of this Offering. The Company's founders, executives and managers have only accepted common stock and no salary compensation during the Company's early stages of development.

     The Company's board of directors intends to provide cash compensation to management at rates which are advantageous to the Company. However, the challenges of managing a high-growth company demand highly skilled management, possessing an extremely high level of expertise, experience and energy. While Company policies preclude inordinately high levels of compensation for management, it is aware that lucrative, performance-based compensation packages must be offered, in order to attract and retain highly qualified management. As such, the Company has entered into employment agreements with its existing management personnel which provide substantial performance-based compensation, and incentives for extraordinary performance. The Company intends to continue this policy in the future, pursuant to recognized compensation guidelines.

     OFFICER                                              CASH              OTHER
     Chief Executive Officer                            $150,000  333,333 option shares
     Chief Financial Officer / Chief Operating Officer  $ 75,000  $  75,000 bonus
                                                                  (for drafting and filing
                                                                  Initial Public Offering
                                                                  and other associated
                                                                  out-of-pocket
                                                                  expenses.

(c)  IF ANY EMPLOYMENT AGREEMENTS EXIST OR ARE CONTEMPLATED, DESCRIBE:

     The Company entered into an Employment Agreement with Sheryl Moulton for the period of three years. Said agreement provides $75,000 in annual salary and a $75,000 bonus for drafting the IPO filing, and performance-based incentives, pursuant to established policies, which the Company believes to be advantageous to its shareholders.

     The Company entered into an Employment Agreement with Dean McAthie for a period of three years. Said agreement provides $150,000 in annual salary, bonus and options.


                                 Page 47 of 115
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41(a)NUMBER OF SHARES  SUBJECT TO ISSUANCE  UNDER  PRESENTLY  OUTSTANDING  STOCK
     PURCHASE AGREEMENTS, STOCK OPTIONS, WARRANTS OR RIGHTS: 140,200 SHARES, (23.6% OF TOTAL SHARES TO BE OUTSTANDING AFTER THE COMPLETION OF THE
     OFFERING  IF  ALL  SECURITIES  SOLD,   ASSUMING  EXERCISE  OF  OPTIONS  AND
     CONVERSION OF CONVERTIBLE SECURITIES). INDICATE WHICH HAVE BEEN APPROVED BY SHAREHOLDERS. STATE THE EXPIRATION DATES, EXERCISE PRICES AND OTHER BASIC TERMS FOR THESE SECURITIES:

     The Company will not grant options in excess of 10% of the outstanding shares for a one-year period following the qualification date of this offering.

     DATE OF  OPTIONEE        SHARES        EXERCISE PRICE       EXPIRATION DATE
     GRANT
     6/25/00  Sheryl Moulton  100,000  85% of fair market value          6/25/08
     7/17/00  Dean McAthie    333,333  85% of fair market value          7/17/08

     The exercise prices for any option must be at least 85% of the fair market value of the shares on the date the option was granted.

(b) NUMBER OF COMMON SHARES SUBJECT TO ISSUANCE UNDER EXISTING STOCK PURCHASE OR OPTION PLANS BUT NOT YET COVERED BY OUTSTANDING PURCHASE AGREEMENTS, OPTIONS OR WARRANTS:

     213,334 shares

(c) DESCRIBE THE EXTENT TO WHICH FUTURE STOCK PURCHASE AGREEMENTS, STOCK OPTIONS, WARRANTS OR RIGHTS MUST BE APPROVED BY SHAREHOLDERS.

     Shareholder approval would be necessary only to increase the authorized number of shares, not for any specific stock purchase agreements, stock options, warrants or rights.

42.  IF THE  BUSINESS  IS  HIGHLY  DEPENDENT  ON THE  SERVICES  OF  CERTAIN  KEY
     PERSONNEL, DESCRIBE ANY ARRANGEMENTS TO ASSURE THAT THESE PERSONS WILL REMAIN WITH THE COMPANY AND NOT COMPETE UPON ANY TERMINATION:

     The Company entered into a Consulting Agreement with all Officers for terms of up to three years, and provides for the continued employment by the Company during this period. The agreement provides cash and performance-based compensation in an amount, and pursuant to, terms and conditions which the Company believes to be advantageous to the shareholders of the Company.

     Note: After reviewing the above, potential investors should consider whether or not the compensation to management and other key personnel directly or indirectly, is reasonable in view of the present stage of the Company's development.


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LITIGATION


43. DESCRIBE ANY PAST, PENDING OR THREATENED LITIGATION OR ADMINISTRATIVE ACTION WHICH HAS HAD OR MAY HAVE A MATERIAL EFFECT UPON THE COMPANY'S BUSINESS, FINANCIAL CONDITION, OR OPERATIONS, INCLUDING ANY LITIGATION OR ACTION INVOLVING THE COMPANY'S OFFICERS, DIRECTORS OR OTHER KEY PERSONNEL. STATE THE NAMES OF THE PRINCIPAL PARTIES, THE NATURE AND CURRENT STATUS OF THE MATTERS, AND AMOUNTS INVOLVED. GIVE AN EVALUATION BY MANAGEMENT OR COUNSEL, TO THE EXTENT FEASIBLE, OF THE MERITS OF THE PROCEEDINGS OR LITIGATION AND THE POTENTIAL IMPACT ON THE COMPANY'S BUSINESS, FINANCIAL CONDITION, OR OPERATIONS.

     The Company filed for trademark protection with the United States Patent and Trademark Office in March of 1999. In April of 1999, Hollywood Entertainment (d.b.a. "Hollywood Video") filed two subsequent trademarks for the "Internet Hollywood" name: (1) Internet Hollywood and (2) InternetHollywood.net. The United States Patent and Trademark Office (USPTO) may or may not approve Hollywood Entertainment's trademark applications. The USPTO may or may not approve our Company's trademark application. Therefore, the Company cannot make any guarantees as to the outcome of our pending "Internet Hollywood" trademark.

     There are no pending or threatened legal actions or administrative actions against our Company either in the past or present.


FEDERAL  TAX  ASPECTS


44. IF THE COMPANY IS AN S CORPORATION UNDER THE INTERNAL REVENUE CODE OF 1986, AND IT IS ANTICIPATED THAT ANY SIGNIFICANT TAX BENEFITS WILL BE AVAILABLE TO INVESTORS IN THIS OFFERING, INDICATE THE NATURE AND AMOUNT OF SUCH ANTICIPATED TAX BENEFITS AND THE MATERIAL RISKS OF THEIR DISALLOWANCE. ALSO, STATE THE NAME, ADDRESS AND TELEPHONE NUMBER OF ANY TAX ADVISOR THAT HAS PASSED UPON THESE TAX BENEFITS. ATTACH ANY OPINION OR ANY DESCRIPTION OF THE TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES BY THE TAX ADVISOR.

     Not  applicable.

     The  Corporation is not an "S" corporation.

     Name  of  Tax  Advisor:     Mr.  David  B.  Tolkan,  C.P.A.
     Address:                    PO  Box  51819
                                 Pacific  Grove,  CA  93950

     Telephone  No.              (831)  372-8104


     Note: Potential investors are encouraged to have their own personal tax consultant contact the tax advisor to review details of the tax benefits and the extent that the benefits would be available and advantageous to the particular investor.


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MISCELLANEOUS  FACTORS


45. DESCRIBE ANY OTHER MATERIAL FACTORS, EITHER ADVERSE OR FAVORABLE, THAT WILL OR COULD AFFECT THE COMPANY OR ITS BUSINESS (FOR EXAMPLE, DISCUSS ANY DEFAULTS UNDER MAJOR CONTRACTS, ANY BREACH OF BYLAW PROVISIONS, ETC.) OR WHICH ARE NECESSARY TO MAKE ANY OTHER INFORMATION IN THIS OFFERING CIRCULAR NOT MISLEADING OR INCOMPLETE.

     The Internet cafe market is expanding at phenomenal rates as interest in the Internet rapidly increases. If existing trends continue, analysts predict that in five years Internet cafes will become a dominating force in the "coffeehouse" industry. Internet Hollywood, Inc. proposes to dominate this rapidly-growing market and become the first nationwide Internet cafe franchise.


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FINANCIAL  STATEMENTS


46. Attach reviewed or audited financial statements for the last fiscal year and unaudited financial statements for any interim periods thereafter. If since the beginning of the last fiscal year the Company has acquired another business the assets or net income of which were in excess of 20% of those for the Company, show pro forma combined financial statements as if the acquisition had occurred at the beginning of the Company's last fiscal year.

     Attached, are the audited financial statements for the fiscal year ended December 31,1999.


     INTERNET  HOLLYWOOD,  INC.
     (A  DEVELOPMENT  STAGE  COMPANY)
     BALANCE  SHEET
     AS  OF  DECEMBER  31,  1999

                    ASSETS

     CURRENT ASSETS:
     CASH IN BANK                                          $ 163
       DEFERRED FEDERAL TAX CREDIT (NOTE A)                  405
                                                        ---------
       TOTAL CURRENT ASSETS                                  568

     FIXED ASSETS:   (NOTES A & C)

       COMPUTER EQUIPMENT                       $  677
                                              --------

       TOTAL COST                                  677
       LESS: ACCUMULATED DEPRECIATION              (79)
                                              --------

       TOTAL FIXED ASSETS                                    598
                                                        ---------

     OTHER ASSETS:

       TRADE NAME (NET OF ACCUMULATED
         AMORTIZATION OF $14) (NOTE A)           1,275
       ORGANIZATION COSTS (NET OF ACCUMULATED
         AMORTIZATION OF $107) (NOTE A)            808
                                              --------
       TOTAL OTHER ASSETS                                  2,083
                                                        ---------


       TOTAL ASSETS                                     $   3,249
                                                        =========

     LIABILITIES  AND  STOCKHOLDER'S  EQUITY


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     LIABILITIES

     CURRENT  LIABILITIES:


       ACCRUED FRANCHISE TAX (NOTE A)          $      800
                                               ----------
       TOTAL CURRENT LIABILITIES                      800
                                               ----------

       TOTAL LIABILITIES                              800
                                               ----------


     STOCKHOLDER'S EQUITY: (NOTE E)

       CAPITAL STOCK - NO PAR VALUE,
           200,000 SHARES AUTHORIZED, 200,000
           SHARES OUTSTANDING (NOTE F)              5,545

       ACCUMULATED DEFICIT                         (3,096)
                                               ----------

       TOTAL STOCKHOLDER'S EQUITY                   2,449
                                               ----------

       TOTAL LIABILITIES & STOCKHOLDER'S EQUITY   $ 3,249
                                               ==========

      SEE ACCOMPANYING NOTES TO FINANCIAL  STATEMENTS


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     INTERNET  HOLLYWOOD,  INC.
     (A  DEVELOPMENT  STAGE  COMPANY)
     STATEMENT  OF  INCOME
     FOR  THE  PERIOD  JUNE  14,  1999  (INCEPTION)  TO  DECEMBER  31,  1999


     REVENUE:

         OPERATING INCOME                        $           -
                                                 --------------
         TOTAL REVENUE                                       -
                                                 --------------


     OPERATING EXPENSES:

         ADVERTISING                                       173
         AMORTIZATION EXPENSE                              121
         BANK CHARGES                                       40
         CREDIT CARD SERVICE SET UP                        169
         DEPRECIATION EXPENSE  (NOTES A & C)                79
         DOMAIN REGISTRATION                                70
         DUES & PUBLICATIONS                               100
         ENTERTAINMENT                                     127
         FILING FEES                                       145
         INTERNET SERVICE - HOSTING                        100
         OFFICE EXPENSE                                     11
         RENT EXPENSE                                      900
         TELEPHONE                                         666
                                                 --------------

         TOTAL OPERATING EXPENSES                        2,701
                                                 --------------

         LOSS FROM OPERATIONS                           (2,701)
                                                 --------------

         PROVISION FOR TAXES (NOTE A)                      395
                                                 --------------

         NET LOSS                                      ($3,096)
                                                 ==============

       SEE  ACCOMPANYING  NOTES  TO  FINANCIAL  STATEMENTS


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     INTERNET  HOLLYWOOD,  INC.
     (A  DEVELOPMENT  STAGE  COMPANY)
     STATEMENT  OF  CASH  FLOWS
     FOR  THE  PERIOD  JUNE  14,  1999  (INCEPTION)  TO  DECEMBER  31,  1999

     CASH  FLOWS  FROM  OPERATING  ACTIVITIES

     NET LOSS                                            ($3,096)
     ADJUSTMENTS TO RECONCILE NET LOSS TO NET CASH
          PROVIDED BY OPERATING ACTIVITIES:
       DEPRECIATION                                           79
       AMORTIZATION:
            TRADE NAME COSTS                                  14
            ORGANIZATIONAL COSTS                             107
     CHANGES IN OPERATING ASSETS AND LIABILITIES
       DEFERRED FEDERAL TAX CREDIT  (NOTE A)                (405)
       ACCRUED FRANCHISE TAX  (NOTE A)                       800
                                                  --------------

       NET CASH USED BY OPERATING ACTIVITIES              (2,501)
                                                 --------------

     CASH FLOWS FROM INVESTING ACTIVITIES
     PURCHASE OF COMPUTER EQUIPMENT (NOTES A & C)           (677)
     CAPITALIZED ORGANIZATIONAL COSTS (NOTE A)              (915)
     CAPTIALIZED TRADE MARK COSTS (NOTE A)                (1,289)
                                                  --------------

       NET CASH USED BY INVESTING ACTIVITIES              (2,881)
      CASH  FLOWS  PROVIDED  FROM  FINANCING  ACTIVITIES
     ADVANCES FROM SHAREHOLDERS                            1,340
     PRINCIPAL PAYMENTS TO SHAREHOLDERS                   (1,340)
     PROCEEDS FROM ISSUANCE OF COMMON STOCK  (NOTE F)
                                                           5,545
                                                  --------------

     NET CASH PROVIDED BY FINANCING ACTIVITIES             5,545
                                                  --------------

          NET INCREASE IN CASH                               163

     CASH AT INCEPTION                                         -
                                                  --------------

     CASH AS OF END OF PERIOD                     $          162
                                                  ==============


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                              INTERNET  HOLLYWOOD,  INC.

                            (A  DEVELOPMENT  STAGE  COMPANY)

                                 FINANCIAL  STATEMENTS

                   FOR  THE  PERIOD  JUNE  14,  1999  (INCEPTION)

                            THROUGH  DECEMBER  31,  1999




                                    DAVID  TOLKAN
                            CERTIFIED  PUBLIC  ACCOUNTANT

                              540  LIGHTHOUSE  AVENUE
                            MONTEREY,  CAIFORNIA  93940


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INTERNET  HOLLYWOOD,  INC
(A  DEVELOPMENT  STAGE  COMPANY)
NOTES  TO  FINANCIAL  STATEMENTS


NOTE  A  -  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES
-----------------------------------------------------------

Business  Activity:

The Company's business is the sale of coffee, computer and internet services. This market consists of two primary market segments - Cafe and computer services. These products and services are principally marketed through the company's website and at company owned or franchised locations.

Revenue  Recognition

Coffee/Snack  Foods  -  The Company will sell merchandise and a variety of snack
-------------------
foods and coffee style beverages (coffee, cappuccino, mochas, juices and baked goods).

Computer  Services  -  The Company's computer services include, internet access,
------------------
video conferencing, computer classes and trade shows. "Internet Hollywood" will draw it's business from all types of customers, such as tourists and business travelers that want email and internet access while away from their home base.

Merchandise - Each cafe will include an integrated retail store offering premium
-----------
quality merchandise, displaying distinctive brands and logo designs. Merchandising provides an additional off site promotion of the company brands.

Franchised  Dealers/Joint  Venture  Arrangements  -  In  metropolitan  areas the
------------------------------------------------
company plans to pursue franchises or joint venture arrangements. Upon execution of the franchise agreement, a franchisee will be required to pay an initial franchise fee ranging between $50,000 and $100,000. These fees will be recognized as income to the company upon each sale. Thereafter, the franchisee will be required to pay royalties to the company from between 5% to 10% of food and beverage sales, and 10% to 15% of merchandise sales.


INTERNET  HOLLYWOOD,  INC
(A  DEVELOPMENT  STAGE  COMPANY)
NOTES  TO  FINANCIAL  STATEMENTS

NOTE  A  -  SUMMARY  OF  SIGNIFICANT  ACCONTING  POLICIES  (CONT.)

Property  and  Equipment

Property and equipment are carried at cost. Management has elected to calculate depreciation using the "Modified Accelerated Cost Recovery System (MACRS)". This is not an acceptable method for financial statements under generally accepted accounting principles. Generally accepted accounting principles requires that depreciation cost over an assets' estimated useful life using an acceptable method. The effect of this departure from generally accepted accounting principles on financial position, results of operations, and cash flows has not been determined.

Expenditures for maintenance and repairs are charged to operations: major expenditures for renewal and betterments are capitalized over their useful lives.


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Amortization

Deferred charges are amortized using the straight-line method over fifteen years for trademark costs and five years for organization costs.

Income  Taxes

Current income taxes are based on the taxable income (loss) for the year, as measured by the current short year's tax returns. Deferred tax credits arise from the company's current net operating loss. Timing differences between the basis of property and equipment methods used for financial and income tax reporting purposes. The deferred tax liability/asset represents the future tax consequences of those differences.

NOTE  B  -  DEVELOPMENT  STAGE  OPERATIONS

The Corporation was formed June 14, 1999. There is minimal history of operations on which to base an evaluation of the company's business plan as the company is in the development stage. There can be no assurances that the company will be able to overcome the risks associated with advancement from the development stage to full scale operations. The company's prospects must be considered in light of the risks, expenses

INTERNET  HOLLYWOOD,  INC
(A  DEVELOPMENT  STAGE  COMPANY)
NOTES  TO  FINANCIAL  STATEMENTS

NOTE  B  -  DEVELOPMENT  STAGE  OPERATIONS  (CONT.)

and difficulties frequently encountered by companies in their early stages of development. Particularly companies in new and rapidly evolving markets.


NOTE  C  -  PROPERTY  AND  EQUIPMENT

Property  and  equipment  at  December  31,  1999,
                                            ACCUMULATED          NET  CARRYING
                               COST        DEPRECIATION                  VALUE
Computer  Equipment        $    677        $         79           $        598
                           --------         ------------           -----------
Total                      $    677        $         79           $        598
                           ========        =============          ============


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NOTE  D  -  PATENTS,  TRADEMARKS  AND  INTELLECTUAL  PROPERTY

The company has applied for trademark protection under the brand name "Internet Hollywood", in March 1999. There are no assurances that a trademark will be issued by the U.S. Patent and Trademark Office. The company considers its pending trademark, advertising and promotional design, and artwork to be of considerable value and critical to it's business recognition. Failure to obtain trademark protection could have an adverse effect upon the company's results of operations, and financial condition. The company relies on a combination of trade secrets, copyrights, and trademark laws, non disclosure and non compete agreements and other legal arrangements to protect it's proprietary rights. There is no assurance the patents and trade secrets as controlled by the company will provide adequate protection from competitive encroachment from present and future companies.

"Hollywood Entertainment, Inc. (dba Hollywood Video) has filed two subsequent trademarks for the rights to use "Internet Hollywood" name. The United States Patent and Trademark Office may or may not approve the trademark application ahead of this company.


INTERNET  HOLLYWOOD,  INC
(A  DEVELOPMENT  STAGE  COMPANY)
NOTES  TO  FINANCIAL  STATEMENTS

NOTE  E  -  STOCKHOLDER'S  EQUITY
---------------------------------

At  December  31,  1999,  stockholder's  equity  consisted  of  the  following:
          Common  stock  -  no  stated  value  per  share:
               Authorized,  issued  and  outstanding
               200,000  shares                               $  5,545
          Accumulated  Deficit                                 (3,093)
                                                            ----------
                    Total                                    $  2,449
                                                            ==========


NOTE  F  -  COMMON  STOCK
-------------------------

Between the company's inception (June 14, 1999) and October 5, 1999 the company issued two hundred thousand shares of stock to the five original founders. This equates to .0277 cents per share for those shares outstanding. The Articles of Incorporation states that the original issuance of stock be at no par value.


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NOTE  G  -  SUBSEQUENT  EVENTS
------------------------------

On March 4, 2000, Sheryl Moulton entered into an agreement with the company to trade 134,000 shares of the company's stock in exchange for full title and possession of the pending trademark "Internet Hollywood". This was done to protect the trademark in the event of possible company insolvency.

In anticipation of the company's public offering, the company's Board of Directors have authorized a 15:1 stock split on the original 200,000 shares issued. The effect of the split on the outstanding is to make each outstanding share equivalent to fifteen shares of the same stock class. The stock split will become effective upon submission of the Certificate of Amendment of Articles of Incorporation, dated July 9, 2000.

The company is in the process of preparing the Securities and Exchange Commission's "Regulation A - Disclosure Document" to offer 1,000,000 shares (one million) to the general public at $5 per share. The maximum stock offering will be $5,000,000 (five million dollars).



INTERNET  HOLLYWOOD,  INC
(A  DEVELOPMENT  STAGE  COMPANY)
NOTES  TO  FINANCIAL  STATEMENTS

NOTE  H  -  RELATED  PARTY  TRANSACTIONS

The company's Chief Financial Officer/Chief Operating Officer, Sheryl Moulton, currently holds 91% of the company's outstanding stock. Ms. Moulton also holds a majority stake in another company named "Internet Video".



NOTE  I  -  CONTINGENCIES  -  GOING  CONCERN

These statements are presented on the basis that the company is a going concern. Going concern contemplates the realization of assets and the satisfaction of liabilities in the normal course of business over a reasonable length of time. As shown in the accompanying financial statements, the company incurred a net operating loss of $ 3,096 for the period June 14, 1999 through December 31, 1999. The company's current liabilities exceed current assets by $ 232.

The corporation is a development stage company that plans a public stock offering to fund future growth and expansion. The company's continued existence depends on its ability obtain financing either through stock offerings or bank financing.


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(Document  is  copied)

[David  B.  Tolkan  Certified  Public  Accountant  Letterhead]




To  the  Board  of  Directors  and
Stockholders  of  Internet  Hollywood,  Inc.


I have audited the accompanying balance sheet of Internet Hollywood, Inc. (a Development Stage Company) as of December 31, 1999, and related statements of income, retained earnings, and cash flows for the period June 14, 1999 (inception) through December 31, 1999. These financial statements are the responsibility of the Company's management. My responsibility is to express and opinion on these financial statements based on our audit.

I have conducted my audit in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that our audit provides a reasonable basis for our opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Internet Hollywood, Inc. as of December 31, 1999, and the results of its operations and its cash flows for the period June 14, 1999 (inception) through December 31, 1999 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the financial statements, the Company incurred a net operating loss of $3,096 during the period June 14, 1999 (inception) through December 31, 1999. As described more fully in Note I to the financial statements the Company's current liabilities exceed current assets by $232. The Company's continued existence depends on its ability to obtain financing either through stock offerings or bank financing.


/s/  David  B.  Tolkan
Monterey,  California
July  13,  2000


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                            INTERNET HOLLYWOOD, INC.

                          (A DEVELOPMENT STAGE COMPANY)

                          NOTES TO FINANCIAL STATEMENTS


The Company does hereby agree to provide to investors in this Offering for five years (or such longer period as required by law) hereafter annual financial reports containing a balance sheet as of the end of the Company's fiscal year and a statement of income for said fiscal year, all prepared in accordance with generally accepted accounting principles and accompanied by an independent accountant's report. If the Company has more than 100 security holders at the end of the fiscal year, the financial statements shall be audited.

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MANAGEMENT'S  DISCUSSION  AND  ANALYSIS  OF
CERTAIN  RELEVANT  FACTORS


47. IF THE COMPANY'S FINANCIAL STATEMENTS SHOW LOSSES FROM OPERATIONS, EXPLAIN THE CAUSES UNDERLYING THESE LOSSES AND WHAT STEPS THE COMPANY HAS TAKEN OR IS TAKING TO ADDRESS THESE CAUSES.

     The Company incurred minimal losses of $3,096. This loss included normal business expenses (legal fees, utilities, office rent, bank fees, etc.).


48. DESCRIBE ANY TRENDS IN THE COMPANY'S HISTORICAL OPERATING RESULTS. INDICATE ANY CHANGES NOW OCCURRING IN THE UNDERLYING ECONOMICS OF THE INDUSTRY OR THE COMPANY'S BUSINESS WHICH, IN THE OPINION OF MANAGEMENT, WILL HAVE A SIGNIFICANT IMPACT (EITHER FAVORABLE OR ADVERSE) UPON THE COMPANY'S RESULTS OF OPERATIONS WITHIN THE NEXT 12 MONTHS, AND GIVE A ROUGH ESTIMATE OF THE PROBABLE EXTENT OF THE IMPACT, IF POSSIBLE.

     While the Company had no revenue for 1999, management expects substantial growth with the funding from this Offering. Funding will provide for asset acquisition, working capital, marketing and personnel. Substantial investment will be needed in order to maintain growth in a fast-growing Internet cafe market.

     Research on coffeehouses and Internet cafes competitors suggest net profit projections for company-owned and franchised locations will range at a minimum of 10-30%.

     The Company's business plan will focus on locations across the United States and may later consider international franchises. The Company believes its business plan is relatively "recession-proof." Should there be any fluctuations in the economy, the Company will take full advantage of purchasing existing cafes at a very low cost to the Company. This strategy will allow the Company to generate high yield income at very a low rate of investment.


49. IF THE COMPANY SELLS A PRODUCT OR PRODUCTS AND HAS HAD SIGNIFICANT SALES DURING ITS LAST FISCAL YEAR, STATE THE EXISTING GROSS MARGIN (NET SALES LESS COST OF SUCH SALES AS PRESENTED IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES) AS A PERCENTAGE OF SALES FOR THE LAST FISCAL YEAR:
     ___0___%. What is the anticipated gross margin for next year of operations? Approximately _______68_________%. If this is expected to change, explain. Also, if reasonably current gross margin figures are available for the industry, indicate these figures and the source or sources from which they are obtained.

50. FOREIGN SALES AS A PERCENT OF TOTAL SALES FOR LAST FISCAL YEAR: ___0__%. DOMESTIC GOVERNMENT SALES AS A PERCENT OF TOTAL DOMESTIC SALES FOR LAST FISCAL YEAR: ___0__%.

     EXPLAIN THE NATURE OF THESE SALES, INCLUDING ANY ANTICIPATED CHANGES:

     Not applicable.


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SIGNATURES


A majority of the Directors and the Chief Executive and Financial Officers of the Company shall sign this Offering Circular on behalf of the Company and by so doing thereby certify that each has made diligent efforts to verify the material accuracy and completeness of the information herein contained. By signing this Offering Circular, the Chief Executive and Chief Financial Officers agree to make themselves, the Company's books and records, copies of any contract, lease or other document referred to in the Offering Circular, or any other material contract or lease (including stock options and employee benefit plans), except any proprietary or confidential portions thereof, and a set of the exhibits to this Offering Circular, available to each investor prior to the time of investment, and to respond to questions and otherwise confirm the information contained herein prior to the making of any investment by such investor.

The Chief Financial Officer signing this form is hereby certifying that the financial statements submitted fairly state the Company's financial position and results of operations, or receipts and disbursements, as of the dates and period(s) indicated, all in accordance with generally accepted accounting principles consistently applied (except as stated in the notes thereto) and (with respect to year-end figures) including all adjustments necessary for fair presentation under the circumstances.


OFFICERS:

By:  /s/  Dean  McAthie                  By: /s/ Sheryl Moulton
    -------------------                  ---------------------
         DEAN  MCATHIE                   SHERYL  MOULTON
         Chief Executive Officer         Chief Operating Officer and
                                         Chief  Financial  Officer

DIRECTORS:

By:  /s/  Dean  McAthie                  By: /s/ Sheryl Moulton
    ------------------                   ----------------------
         DEAN  MCATHIE                   SHERYL  MOULTON
         Chief  Executive Officer        Chief Operating Officer and
                                         Chief  Financial  Officer


By:  /s/  Patrick  Hennessy
    ----------------------------------
     PATRICK  HENNESSY
     Director

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PART  I  -  NARRATIVE  INFORMATION  REQUIRED  IN  PROSPECTUS


ITEM  1.  INSIDE  FRONT  AND  OUTSIDE  BACK  COVER  PAGES  OF  PROSPECTUS


                 DESCRIPTION OF INSIDE FRONT COVER PAGE GRAPHICS

The graphics on the inside front cover page consist of one photograph headed by a solid field with inset text heading, which solid field heading and photograph are located in the top of two thirds of the page.

The photograph (without solid field heading) measures approximately 7.675 inch (width) by 5.25 inch (length). The solid field heading measures approximately
7.675 inch (width) by 1.875 inch (length) (based on an 8.5 inch by 11 inch page). The entire graphic is centered from side-to-side. The text in the solid field heading reads "INTERNET HOLLYWOOD." Below the text heading are the three logos from left to right as follows:

The photograph is a store-deep perspective showing general store layout and product displays.


                 DESCRIPTION OF INSIDE BACK COVER PAGE GRAPHICS

The back cover page graphics consist of three graphics which measure approximately 3.125 inch (width) by 2.75 inch (length) (based on an 8.5 inch by 11 inch page) vertically aligned to the center of the page.

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ITEM  2.  SIGNIFICANT  PARTIES
List the full names and business and residential addresses, as applicable, for the following persons:

    (1)   the  issuer's  directors;

          1.     Mr.  Dean  McAthie
                 PO  Box  223611
                 Carmel,  CA  93922

          2.     Ms.  Sheryl  Ann  Moulton
                 PO  Box  223611
                  Carmel,  CA  93922

          3.     Mr.  Patrick  Hennessy
                 PO  Box  223611
                 Carmel,  CA  93922

    (2)   the  issuer's  officers;

          1.     Mr.  Dean  McAthie
                 PO  Box  223611
                 Carmel,  CA  93922

          2.     Ms.  Sheryl  Ann  Moulton
                 PO  Box  223611
                 Carmel,  CA  93922

          3.     Mr.  Patrick  Hennessy
                 PO  Box  223611
                 Carmel,  CA  93922

    (3)     the  issuer's  general  partners;

                 Not  applicable.

    (4) record owners of 5 percent or more of any class of the issuer's equity nsecurities;

          1.     Mr.  Dean  McAthie
                 PO  Box  223611
                 Carmel,  CA  93922

          2.     Ms.  Sheryl  Ann  Moulton
                 PO  Box  223611
                 Carmel,  CA  93922

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--------------------------------------------------------------------------------

beneficial owners of 5 percent or more of any class of the issuer's equity securities;

          1.     Mr.  Dean  McAthie
                 PO  Box  223611
                 Carmel,  CA  93922

          2.     Ms.  Sheryl  Ann  Moulton
                 PO  Box  223611
                 Carmel,  CA  93922

     (6)   promoters  of  the  issuer;

          1.     Mr.  Dean  McAthie
                 PO  Box  223611
                 Carmel,  CA  93922

          2.     Ms.  Sheryl  Ann  Moulton
                 PO  Box  223611
                 Carmel,  CA  93922

     (7)   affiliates  of  the  issuer;
           Not  applicable.

     (8)   counsel  to  the  issuer  with  respect  to  the  proposed  offering;

           Mr.  James  Phillip  Vaughns,  Esq.
           6114  LaSalle  Avenue,  Suite  289
           Oakland,  CA  94611

     (9)   each  underwriter  with  respect  to  the  proposed  offering;

           Not  applicable.

    (10)   the  underwriter's  directors;

           Not  applicable.

     (11)  the  underwriter's  officers;

           Not  applicable.

     (12)  the  underwriter's  general  partners;

           Not  applicable.

     (13)  counsel  to  the  underwriter.

           Not  applicable.

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ITEM  3.  RELATIONSHIP WITH ISSUER OF EXPERTS NAMED IN   REGISTRATION STATEMENT
          Not  applicable.

ITEM  4.  SELLING  SECURITY  HOLDERS
          No part of the proposed offering involves the resale of securities by affiliates or existing shareholders of Internet Hollywood.

ITEM  5.  CHANGES  IN  AND  DISAGREEMENTS  WITH  ACCOUNTANTS.
          We have no changes or disagreement with our Accountants.

ITEM 6. DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

          Pursuant to the Registration Rights Agreement between the Company and the Selling Stockholders, the Company has agreed to indemnify its officers, directors, employees, agents and representatives and any person who controls such Selling Stockholder against any losses, claims, damages, liabilities or reasonable out-of- pocket expenses arising out of or based upon (i) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, including any amendments or supplements thereto, or (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, except, among other things, to the extent that such liabilities arise out of or are based upon and in conformity with any information furnished in writing to the Company by each respective Selling Stockholder expressly for use in the Registration Statement or an amendment or supplement thereto. In addition, each Selling Stockholder, acting severally and not jointly, under the Registration Rights Agreement has agreed to indemnify the Company and its officers, directors, employees, agents and representatives and any person who controls the Company against any losses, claims, damages, liabilities or reasonable out-of-pocket expenses arising out of or based upon and in conformity with written information furnished by such Selling Stockholder expressly for use in the Registration Statement or an amendment or supplement thereto. However, the foregoing indemnity shall not apply to amounts paid in settlement of any such liability if the settlement is effected without the consent of such Selling Stockholder.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

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INTERNET HOLLYWOOD, INC. - SB-1 - Registration Statement
--------------------------------------------------------------------------------
     INTERNET  HOLLYWOOD,  INC.
     (A  DEVELOPMENT  STAGE  COMPANY)
     BALANCE  SHEET
     AS  OF  DECEMBER  31,  1999

                    ASSETS

     CURRENT ASSETS:
     CASH IN BANK                                          $ 163
       DEFERRED FEDERAL TAX CREDIT (NOTE A)                  405
                                                        ---------
       TOTAL CURRENT ASSETS                                  568

     FIXED ASSETS:   (NOTES A & C)

       COMPUTER EQUIPMENT                       $  677
                                              --------

       TOTAL COST                                  677
       LESS: ACCUMULATED DEPRECIATION              (79)
                                              ---------

       TOTAL FIXED ASSETS                                    598
                                                        ---------

     OTHER ASSETS:

       TRADE NAME (NET OF ACCUMULATED
         AMORTIZATION OF $14) (NOTE A)           1,275
       ORGANIZATION COSTS (NET OF ACCUMULATED
         AMORTIZATION OF $107) (NOTE A)            808
                                              --------
       TOTAL OTHER ASSETS                                  2,083
                                                        ---------


       TOTAL ASSETS                                     $  3,249
                                                        =========

          LIABILITIES  AND  STOCKHOLDER'S  EQUITY

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LIABILITIES

CURRENT  LIABILITIES:


     ACCRUED FRANCHISE TAX (NOTE A)            $      800
                                               -----------
       TOTAL CURRENT LIABILITIES                      800
                                               -----------

       TOTAL LIABILITIES                              800
                                               -----------


     STOCKHOLDER'S EQUITY: (NOTE E)

       CAPITAL STOCK - NO PAR VALUE,
           200,000 SHARES AUTHORIZED, 200,000
           SHARES OUTSTANDING (NOTE F)              5,545

       ACCUMULATED DEFICIT                         (3,096)
                                               -----------

       TOTAL STOCKHOLDER'S EQUITY                   2,449
                                               -----------

       TOTAL LIABILITIES & STOCKHOLDER'S EQUITY   $ 3,249
                                               ===========

      SEE ACCOMPANYING NOTES TO FINANCIAL  STATEMENTS

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--------------------------------------------------------------------------------

INTERNET  HOLLYWOOD,  INC.
(A  DEVELOPMENT  STAGE  COMPANY)
STATEMENT  OF  INCOME
FOR  THE  PERIOD  JUNE  14,  1999  (INCEPTION)  TO  DECEMBER  31,  1999


REVENUE:

    OPERATING INCOME                        $           -
                                            --------------
    TOTAL REVENUE                                       -
                                            --------------


OPERATING EXPENSES:

    ADVERTISING                                       173
    AMORTIZATION EXPENSE                              121
    BANK CHARGES                                       40
    CREDIT CARD SERVICE SET UP                        169
    DEPRECIATION EXPENSE  (NOTES A & C)                79
    DOMAIN REGISTRATION                                70
    DUES & PUBLICATIONS                               100
    ENTERTAINMENT                                     127
    FILING FEES                                       145
    INTERNET SERVICE - HOSTING                        100
    OFFICE EXPENSE                                     11
    RENT EXPENSE                                      900
    TELEPHONE                                         666
                                            --------------


    TOTAL OPERATING EXPENSES                        2,701
                                            --------------

    LOSS FROM OPERATIONS                           (2,701)
                                            --------------

    PROVISION FOR TAXES (NOTE A)                      395
                                            --------------

    NET LOSS                                      ($3,096)
                                            --------------

  SEE  ACCOMPANYING  NOTES  TO  FINANCIAL  STATEMENTS

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     INTERNET  HOLLYWOOD,  INC.
     (A  DEVELOPMENT  STAGE  COMPANY)
     STATEMENT  OF  CASH  FLOWS
     FOR  THE  PERIOD  JUNE  14,  1999  (INCEPTION)  TO  DECEMBER  31,  1999


     CASH  FLOWS  FROM  OPERATING  ACTIVITIES


     NET LOSS                                            ($3,096)
     ADJUSTMENTS TO RECONCILE NET LOSS TO NET CASH
          PROVIDED BY OPERATING ACTIVITIES:
       DEPRECIATION                                           79
       AMORTIZATION:
            TRADE NAME COSTS                                  14
            ORGANIZATIONAL COSTS                             107
     CHANGES IN OPERATING ASSETS AND LIABILITIES
       DEFERRED FEDERAL TAX CREDIT  (NOTE A)                (405)
       ACCRUED FRANCHISE TAX  (NOTE A)                       800
                                                  ---------------

       NET CASH USED BY OPERATING ACTIVITIES              (2,501)
                                                  ---------------


     CASH FLOWS FROM INVESTING ACTIVITIES
     PURCHASE OF COMPUTER EQUIPMENT (NOTES A & C)           (677)
     CAPITALIZED ORGANIZATIONAL COSTS (NOTE A)              (915)
     CAPTIALIZED TRADE MARK COSTS (NOTE A)                (1,289)
                                                  ---------------

       NET CASH USED BY INVESTING ACTIVITIES              (2,881)
     CASH  FLOWS  PROVIDED  FROM  FINANCING  ACTIVITIES
     ADVANCES FROM SHAREHOLDERS                            1,340
     PRINCIPAL PAYMENTS TO SHAREHOLDERS                   (1,340)
     PROCEEDS FROM ISSUANCE OF COMMON STOCK  (NOTE F)
                                                           5,545
                                                  ---------------

     NET CASH PROVIDED BY FINANCING ACTIVITIES             5,545
                                                  ---------------

          NET INCREASE IN CASH                               163

     CASH AT INCEPTION                                         -
                                                  ---------------

     CASH AS OF END OF PERIOD                     $          162
                                                  ===============

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                              INTERNET  HOLLYWOOD,  INC.

                            (A  DEVELOPMENT  STAGE  COMPANY)

                                 FINANCIAL  STATEMENTS

                   FOR  THE  PERIOD  JUNE  14,  1999  (INCEPTION)

                            THROUGH  DECEMBER  31,  1999




                                    DAVID  TOLKAN
                            CERTIFIED  PUBLIC  ACCOUNTANT

                              540  LIGHTHOUSE  AVENUE
                            MONTEREY,  CAIFORNIA  93940

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INTERNET  HOLLYWOOD,  INC
(A  DEVELOPMENT  STAGE  COMPANY)
NOTES  TO  FINANCIAL  STATEMENTS


NOTE  A  -  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES
-----------------------------------------------------------

Business  Activity:

The Company's business is the sale of coffee, computer and internet services. This market consists of two primary market segments - Cafe and computer services. These products and services are principally marketed through the company's website and at company owned or franchised locations.

Revenue  Recognition

Coffee/Snack  Foods  -  The Company will sell merchandise and a variety of snack
-------------------
foods and coffee style beverages (coffee, cappuccino, mochas, juices and baked goods).

Computer  Services  -  The Company's computer services include, internet access,
------------------
video conferencing, computer classes and trade shows. "Internet Hollywood" will draw it's business from all types of customers, such as tourists and business travelers that want email and internet access while away from their home base.

Merchandise - Each cafe will include an integrated retail store offering premium
-----------
quality merchandise, displaying distinctive brands and logo designs. Merchandising provides an additional off site promotion of the company brands.

Franchised  Dealers/Joint  Venture  Arrangements  -  In  metropolitan  areas the
------------------------------------------------
company plans to pursue franchises or joint venture arrangements. Upon execution of the franchise agreement, a franchisee will be required to pay an initial franchise fee ranging between $50,000 and $100,000. These fees will be recognized as income to the company upon each sale. Thereafter, the franchisee will be required to pay royalties to the company from between 5% to 10% of food and beverage sales, and 10% to 15% of merchandise sales.


INTERNET  HOLLYWOOD,  INC
(A  DEVELOPMENT  STAGE  COMPANY)
NOTES  TO  FINANCIAL  STATEMENTS

NOTE  A  -  SUMMARY  OF  SIGNIFICANT  ACCONTING  POLICIES  (CONT.)

Property  and  Equipment

Property and equipment are carried at cost. Management has elected to calculate depreciation using the "Modified Accelerated Cost Recovery System (MACRS)". This is not an acceptable method for financial statements under generally accepted accounting principles. Generally accepted accounting principles requires that depreciation cost over an assets' estimated useful life using an acceptable method. The effect of this departure from generally accepted accounting principles on financial position, results of operations, and cash flows has not been determined.

Expenditures for maintenance and repairs are charged to operations: major expenditures for renewal and betterments are capitalized over their useful lives.


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Amortization

Deferred charges are amortized using the straight-line method over fifteen years for trademark costs and five years for organization costs.

Income  Taxes

Current income taxes are based on the taxable income (loss) for the year, as measured by the current short year's tax returns. Deferred tax credits arise from the company's current net operating loss. Timing differences between the basis of property and equipment methods used for financial and income tax reporting purposes. The deferred tax liability/asset represents the future tax consequences of those differences.

NOTE  B  -  DEVELOPMENT  STAGE  OPERATIONS

The Corporation was formed June 14, 1999. There is minimal history of operations on which to base an evaluation of the company's business plan as the company is in the development stage. There can be no assurances that the company will be able to overcome the risks associated with advancement from the development stage to full scale operations. The company's prospects must be considered in light of the risks, expenses

INTERNET  HOLLYWOOD,  INC
(A  DEVELOPMENT  STAGE  COMPANY)
NOTES  TO  FINANCIAL  STATEMENTS

NOTE  B  -  DEVELOPMENT  STAGE  OPERATIONS  (CONT.)

and difficulties frequently encountered by companies in their early stages of development. Particularly companies in new and rapidly evolving markets.


NOTE  C  -  PROPERTY  AND  EQUIPMENT

Property  and  equipment  at  December  31,  1999,
                                            ACCUMULATED          NET  CARRYING
                               COST        DEPRECIATION                  VALUE
Computer  Equipment        $    677        $         79           $        598
                           --------         ------------           -----------
Total                      $    677        $         79           $        598
                           ========        =============          ============


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INTERNET HOLLYWOOD, INC. - SB-1 - Registration Statement
--------------------------------------------------------------------------------

NOTE  D  -  PATENTS,  TRADEMARKS  AND  INTELLECTUAL  PROPERTY

The company has applied for trademark protection under the brand name "Internet Hollywood", in March 1999. There are no assurances that a trademark will be issued by the U.S. Patent and Trademark Office. The company considers its pending trademark, advertising and promotional design, and artwork to be of considerable value and critical to it's business recognition. Failure to obtain trademark protection could have an adverse effect upon the company's results of operations, and financial condition. The company relies on a combination of trade secrets, copyrights, and trademark laws, non disclosure and non compete agreements and other legal arrangements to protect it's proprietary rights. There is no assurance the patents and trade secrets as controlled by the company will provide adequate protection from competitive encroachment from present and future companies.

"Hollywood Entertainment, Inc. (dba Hollywood Video) has filed two subsequent trademarks for the rights to use "Internet Hollywood" name. The United States Patent and Trademark Office may or may not approve the trademark application ahead of this company.


INTERNET  HOLLYWOOD,  INC
(A  DEVELOPMENT  STAGE  COMPANY)
NOTES  TO  FINANCIAL  STATEMENTS

NOTE  E  -  STOCKHOLDER'S  EQUITY
---------------------------------

At  December  31,  1999,  stockholder's  equity  consisted  of  the  following:
          Common  stock  -  no  stated  value  per  share:
               Authorized,  issued  and  outstanding
               200,000  shares                               $  5,545
          Accumulated  Deficit                                 (3,093)
                                                            ----------
                    Total                                    $  2,449
                                                            ==========


NOTE  F  -  COMMON  STOCK
-------------------------

Between the company's inception (June 14, 1999) and October 5, 1999 the company issued two hundred thousand shares of stock to the five original founders. This equates to .0277 cents per share for those shares outstanding. The Articles of Incorporation states that the original issuance of stock be at no par value.


                                 Page 75 of 115
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NOTE  G  -  SUBSEQUENT  EVENTS
------------------------------

On March 4, 2000, Sheryl Moulton entered into an agreement with the company to trade 134,000 shares of the company's stock in exchange for full title and possession of the pending trademark "Internet Hollywood". This was done to protect the trademark in the event of possible company insolvency.

In anticipation of the company's public offering, the company's Board of Directors have authorized a 15:1 stock split on the original 200,000 shares issued. The effect of the split on the outstanding is to make each outstanding share equivalent to fifteen shares of the same stock class. The stock split will become effective upon submission of the Certificate of Amendment of Articles of Incorporation, dated July 9, 2000.

The company is in the process of preparing the Securities and Exchange Commission's "Regulation A - Disclosure Document" to offer 1,000,000 shares (one million) to the general public at $5 per share. The maximum stock offering will be $5,000,000 (five million dollars).



INTERNET  HOLLYWOOD,  INC
(A  DEVELOPMENT  STAGE  COMPANY)
NOTES  TO  FINANCIAL  STATEMENTS
--------------------------------

NOTE  H  -  RELATED  PARTY  TRANSACTIONS
----------------------------------------

The company's Chief Financial Officer/Chief Operating Officer, Sheryl Moulton, currently holds 91% of the company's outstanding stock. Ms. Moulton also holds a majority stake in another company named "Internet Video".



NOTE  I  -  CONTINGENCIES  -  GOING  CONCERN
--------------------------------------------

These statements are presented on the basis that the company is a going concern. Going concern contemplates the realization of assets and the satisfaction of liabilities in the normal course of business over a reasonable length of time. As shown in the accompanying financial statements, the company incurred a net operating loss of $ 3,096 for the period June 14, 1999 through December 31, 1999. The company's current liabilities exceed current assets by $ 232.

The corporation is a development stage company that plans a public stock offering to fund future growth and expansion. The company's continued existence depends on its ability obtain financing either through stock offerings or bank financing.


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(Document  is  copied)

[David  B.  Tolkan  Certified  Public  Accountant  Letterhead]




To  the  Board  of  Directors  and
Stockholders  of  Internet  Hollywood,  Inc.


I have audited the accompanying balance sheet of Internet Hollywood, Inc. (a Development Stage Company) as of December 31, 1999, and related statements of income, retained earnings, and cash flows for the period June 14, 1999 (inception) through December 31, 1999. These financial statements are the responsibility of the Company's management. My responsibility is to express and opinion on these financial statements based on our audit.

I have conducted my audit in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that our audit provides a reasonable basis for our opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Internet Hollywood, Inc. as of December 31, 1999, and the results of its operations and its cash flows for the period June 14, 1999 (inception) through December 31, 1999 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the financial statements, the Company incurred a net operating loss of $3,096 during the period June 14, 1999 (inception) through December 31, 1999. As described more fully in Note I to the financial statements the Company's current liabilities exceed current assets by $232. The Company's continued existence depends on its ability to obtain financing either through stock offerings or bank financing.



/s/  David  B.  Tolkan
Monterey,  California
July  13,  2000


                                 Page 77 of 115
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                         INTERNET  HOLLYWOOD,  INC.

                      (A  DEVELOPMENT  STAGE  COMPANY)

                      NOTES  TO  FINANCIAL  STATEMENTS


                                 Page 78 of 115
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--------------------------------------------------------------------------------

PART  II

INFORMATION  NOT  REQUIRED  IN  PROSPECTUS


ITEM  1.  Indemnification  of  Directors  and  Officers

          The Articles of Incorporation of the Company provide that the Company shall indemnify any person who incurs expense by reason of such person acting as an officer, director, employee or agent of the Company, and that this indemnification is mandatory in all cases in which indemnification is permitted by law.

ITEM  2.  Other  Expenses  of  Issuance  and  Distribution

          The Company's expenses in connection with the Offering are set forth below. All of these amounts are estimates.

            SEC  registration  fee                    $1,320
            Legal  fees  and  expenses               $10,000
            Accounting  fees  and  expenses           $5,000
            Printing                                  $5,000
            Escrow  agent  fees                         $500
            ______________________                 _________
            Total                                  $  21,820

          We  will  bear  all  the  expenses  shown  above.


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ITEM  3.  Undertakings


          The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Act");
               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and
               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that the undertakings set forth in clauses (i) and (ii) above shall not apply if the information required to be included in a post-effective amendment by these clauses is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in this registration statement.

          (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
               1. The undersigned registrant hereby undertakes, that, for purposes of determining any liability under the Act, each filing of the registrant's annual report pursuant to Section 13(a) or
               Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               2. Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


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          (4) To The undersigned registrant hereby undertakes that:
               (a) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.
               (b) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

ITEM  4.  Unregistered  Securities  Issued  or  Sold  Within  One  Year

          a. As to any unregistered securities issued by the issuer or any of its predecessors or affiliated issuers within one year prior to the filing of this Form 1-A, state:

               1.  the name of such issuer;

                   Internet  Hollywood,  Inc.

               2.  the title and amount of securities issued;

                   Common Stock, 200,000 shares (3,000,000 shares after 15:1 stock split)

               3. the aggregate offering price or other consideration for which they were issued and basis for computing the amount thereof;

                   $5,000,000  (1,000,000  shares  at  $5  each)


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               4.  the  names  and  identities  of  the  persons  to  whom  the securities were issued.

----------------  -----------  -------------------------------
SHAREHOLDER         NUMBER OF  RELATIONSHIP
NAME                   SHARES
                      (COMMON
                       STOCK)
----------------  -----------  -------------------------------
Sheryl Moulton        182,000  CFO / Director
                   (partially
                      vested)
----------------  -----------  -------------------------------
Patrick Hennessy        6,000  Director
                   (partially
                      vested)
----------------  -----------  -------------------------------
Daniel Yoshizato        4,000  Independent Business Consultant

----------------  -----------  -------------------------------
Donaven Newby           4,000  Independent Business Consultant

----------------  -----------  -------------------------------
Keith Hennessy          4,000  Independent Business Consultant

----------------  -----------  -------------------------------


     (Totals  after  15:1  March  4,  2000  Stock  Split)
----------------  -----------  -------------------------------
SHAREHOLDER         NUMBER OF   RELATIONSHIP
NAME                   SHARES
                      (COMMON
                       STOCK)
----------------  -----------  -------------------------------
Dean McAthie          333,333  CEO / Director
                   (unvested)

----------------  -----------  -------------------------------


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     b.   As to  any  unregistered  securities  of  the  issuer  or  any  of its predecessors or affiliated issuers which were sold within one year prior to the filing of this Form 1-A by or for the account of any person who at the time was a director, officer, promoter or principal
          security  holder  of  the  issuer  of  such  securities,   or  was  an
          underwriter of any securities of such issuer, furnish the information specified in subsections (1) through (4) of paragraph (a).

          On November 11, 1999, December 4, 1999, March 3, 2000, August 1, 2000, Sheryl Moulton bought back 17,900 shares (calculated on a pre-split basis) for $1655 with her personal funds from four of its officers due to a difference of opinion on the direction, long-range planning and management philosophy of the Company.

     c. Indicate the section of the Securities Act or Commission rule or regulation relied upon for exemption from the registration requirements of such Act and state briefly the facts relied upon for such exemption.

          The above-mentioned was private-held common stock sold pursuant to Rules 505/506 (Private Placement).

          The following lists sales of our common stock during the past year that were not registered under the Securities Act. None of these sales involved the use of or payments to an underwriter. In all instances in which we issued shares under the exemption from the registration requirements of the Securities Act under Section 4(2) of the Securities Act, all purchasers had access to the type of information found in a registration statement and all purchasers were sophisticated investors or directors of Internet Hollywood.

          On November 11, 1999, December 4, 1999, March 3, 2000, August 1, 2000, Sheryl Moulton bought back 17,900 shares (calculated on a pre-split basis) for $1655 with her personal funds from four of its officers due to a difference of opinion on the direction, long-range planning and management philosophy of the Company. The average price per share was Nine Cents (.0924) per share (calculated on a pre-split basis). These transactions are exempt from the registration requirements of the Securities Act under Section 4(2) of the Securities Act.

          On March 4, 2000 Sheryl Moulton entered into an agreement with Internet Hollywood to purchase 2,000,000 shares of Internet Hollywood stock. In exchange, Ms. Moulton will receive full title and possession of the 1999 pending trademark "Internet Hollywood" in the event the Company changes its name, files bankruptcy or faces any other financial insolvency. This transaction allowed the Company to purchase 2,000,000 shares which will be available for the Offering and for officer, franchisee and employee stock options. This transaction is exempt from the registration requirements of the Securities Act under
          Section 4(2) of the Securities Act.


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ITEM  5.  Index  to  Exhibits



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                          PART  III  ---  EXHIBITS

ITEM     DOCUMENT                                                       PAGE
----     ------------------------------------------------------------   --------

1.  UNDERWRITING  AGREEMENT . . . . . . . . . . . . . . . . . . . . . . . . . 86
---------------------------

2.  CHARTER  AND  BY-LAWS . . . . . . . . . . . . . . . . . . . . . . . . . . 87
-------------------------

3.  INSTRUMENTS  DEFINING THE RIGHTS OF SECURITY HOLDERS . . . . . . . . . . 101
--------------------------------------------------------

4.  SUBSCRIPTION  AGREEMENT . . . . . . . . . . . . . . . . . . . . . . . . .103
---------------------------

5.  VOTING  TRUST  AGREEMENT . . . . . . . . . . . . . . . . . . . . . . . . 105
----------------------------

6.  MATERIAL  CONTRACTS . . . . . . . . . . . . . . . . . . . . . . . . . . .106
-----------------------

7.  MATERIAL  FOREIGN  PATENTS . . . . . . . . . . . . . . . . . . . . . . . 107
------------------------------

8.  PLAN  OF  ACQUISITION, REORGANIZATION, ARRANGEMENT, . . . . . . . . . . .108
-------------------------------------------------------

LIQUIDATION,  OR  SUCCESSION . . . . . . . . . . . . . . . . . . . . . . . . 108
----------------------------

9.  ESCROW  AGREEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . 109
----------------------

10.  CONSENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .110
-------------

11.  OPINION  RE  LEGALITY . . . . . . . . . . . . . . . . . . . . . . . . . 111
--------------------------

12.  ADDITIONAL  EXHIBITS . . . . . . . . . . . . . . . . . . . . . . . . . .112
-------------------------

12.1  SALES  MATERIAL . . . . . . . . . . . . . . . . . . . . . . . . . . . .113
---------------------

12.2  "TEST  THE  WATER"  MATERIAL . . . . . . . . . . . . . . . . . . . . . 113
----------------------------------

12.3  APPOINTMENT  OF  AGENT  FOR  SERVICE  OF  PROCESS . . . . . . . . . . .114
-------------------------------------------------------

12.4  MISCELLANEOUS  DISCLOSURE . . . . . . . . . . . . . . . . . . . . . . .114
-------------------------------

Application  of  Rule  262 . . . . . . . . . . . . . . . . . . . . . . . . . 114
--------------------------

Affiliate  Sales . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 114
----------------

Jurisdictions  in  Which  Securities  Are  to  be  Offered . . . . . . . . . 114
----------------------------------------------------------

Marketing  Arrangements . . . . . . . . . . . . . . . . . . . . . . . . . . .114
-----------------------

Other  Present  or  Proposed  Offerings . . . . . . . . . . . . . . . . . . .115
---------------------------------------

Relationship with Issuer of Experts Named in Offering Statement . . . . . . .115
---------------------------------------------------------------

Use  of  a  Solicitation  of  Interest  Document . . . . . . . . . . . . . . 115
------------------------------------------------


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1.  UNDERWRITING  AGREEMENT

Not applicable. Currently, the Company has no existing underwriting agreements and is self-underwritten.


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2.  CHARTER  AND  BY-LAWS

    (Document  is  copied)

                           ARTICLES  OF  INCORPORATION
                                       OF
                            INTERNET  HOLLYWOOD,  INC.

ONE:  The  name  of  this  corporation  is  Internet  Hollywood,  Inc.
TWO: The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.
THREE: The name and address in this state of the corporation's initial agent for service of process is: Sheryl Moulton 209 Hacienda Carmel, CA 93923.
FOUR: This corporation is authorized to issue only one class of shares of stock which shall be designated common stock. The total number of shares it is authorized to issue is 200,000 shares.
FIVE: The names and addresses of the persons who are appointed to act as the initial directors of this corporation are:

     Name                     Address

     Sheryl  Moulton          209  Hacienda  Carmel,  CA  93923
     -------------------      ----------------------------------------

     Patrick  Hennessy        861  McClellan  St.  Monterey, CA 93940
     -------------------      ----------------------------------------

SIX: The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

SEVEN: The corporation is authorized to indemnify the directors and officers of the corporation to the fullest extent permissible under California law.

IN WITNESS WHEREOF, the undersigned, being all the persons named above as the initial directors, have executed these Articles of Incorporation.

Dated:  June  14,  1999
        ---------------

/s/  Patrick  Hennessy
-------------------------------

Patrick  Hennessy

/s/  Sheryl  Moulton
-------------------------------

Sheryl  Moulton


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     The  undersigned,  being  all  the  persons  named  above  as  the  initial directors, declare that they are the persons who executed the foregoing Articles of Incorporation, which execution is their act and deed.

Dated:  June  14,  1999

/s/  Patrick  Hennessy
---------------------------------

Patrick  Hennessy


/s/  Sheryl  Moulton
---------------------------------

Sheryl  Moulton


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                              (Document is copied)



                                     BYLAWS


                                       OF


                            INTERNET HOLLYWOOD, INC.


                                    ARTICLE I
                                     OFFICES


                      SECTION 1. PRINCIPAL EXECUTIVE OFFICE

     The location of the principal executive office of the corporation shall be fixed by the board of directors. It may be located at any place within or outside the state of California. The secretary of this corporation shall keep the original or a copy of these bylaws, as amended to date, at the principal executive office of the corporation if this office is located in California. If this office is located outside California, the bylaws shall be kept at the principal business office of the corporation within California. The officers of this corporation shall cause the corporation to file an annual statement with the Secretary of State of California as required by Section 1502 of the California Corporations Code specifying the street address of the corporation's principal executive office.

                            SECTION 2. OTHER OFFICES

     The corporation may also have offices at such other places as the board of directors may from time to time designate, or as the business of the corporation may require.


                                   ARTICLE II
                             SHAREHOLDERS' MEETINGS

                          SECTION 1. PLACE OF MEETINGS

     All meetings of the shareholders shall be held at the principal executive office of the corporation or at such other place as may be determined by the board of directors.

                           SECTION 2. ANNUAL MEETINGS

     The annual meeting of the shareholders shall be held each year on September 1, 1999 at 11:00am PST, at which time the shareholders shall elect a board of directors and transact any other proper business. If this date falls on a legal holiday, then the meeting shall be held on the following business day at the same hour.

                           SECTION 3. SPECIAL MEETINGS


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     Special  meetings  of  the  shareholders  may  be  called  by  the board of directors, the chairperson of the board of directors, the president, or by one or more shareholders holding at least 10 percent of the voting power of the corporation.

                         SECTION 4. NOTICES OF MEETINGS

     Notices of meetings, annual or special, shall be given in writing to shareholders entitled to vote at the meeting by the secretary or an assistant secretary or, if there be no such officer, or in the case of his or her neglect or refusal, by any director or shareholder.

     Such notices shall be given either personally or by first-class mail or other means of written communication, addressed to the shareholder at the address of such shareholder appearing on the stock transfer books of the corporation or given by the shareholder to the corporation for the purpose of notice. Notice shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting.

     Such notice shall state the place, date, and hour of the meeting and (1) in the case of a special meeting, the general nature of the business to be transacted, and that no other business may be transacted, or (2) in the case of an annual meeting, those matters which the board at the time of the mailing of the notice, intends to present for action by the shareholders, but, subject to the provisions of Section 6 of this Article, any proper matter may be presented at the annual meeting for such action. The notice of any meeting at which directors are to be elected shall include the names of the nominees which, at the time of the notice, the board of directors intends to present for election. Notice of any adjourned meeting need not be given unless a meeting is adjourned for forty-five (45) days or more from the date set for the original meeting.

                           SECTION 5. WAIVER OF NOTICE

     The transactions of any meeting of shareholders, however called and noticed, and wherever held, are as valid as though had at a meeting duly held after regular call and notice, if a quorum is present, whether in person or by proxy, and if, either before or after the meeting, each of the persons entitled to vote, not present in person or by proxy, signs a written waiver of notice or a consent to the holding of the meeting or an approval of the minutes thereof. All such waivers or consents shall be filed with the corporate records or made part of the minutes of the meeting. Neither the business to be transacted at the meeting, nor the purpose of any annual or special meeting of shareholders need be specified in any written waiver of notice, except as provided in Section 6 of this Article.

           SECTION 6. SPECIAL NOTICE AND WAIVER OF NOTICE REQUIREMENTS

     Except as provided below, any shareholder approval at a meeting, with respect to the following proposals, shall be valid only if the general nature of the proposal so approved was stated in the notice of meeting, or in any written waiver of notice:

     a. Approval of a contract or other transaction between the corporation and one or more of its directors or between the corporation and any corporation, firm, or association in which one or more of the directors has a material financial interest, pursuant to Section 310 of the California Corporations Code;

     b. Amendment of the Articles of Incorporation after any shares have been issued pursuant to Section 902 of the California Corporations Code;

     c. Approval of the principal terms of a reorganization pursuant to Section 1201 of the California Corporations Code;


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     d.  Election  to  voluntarily wind up and dissolve the corporation pursuant to  Section  1900  of  the  California  Corporations  Code;

     e. Approval of a plan of distribution of shares as part of the winding up of the corporation pursuant to Section 2007 of the California Corporations Code.

     Approval of the above proposals at a meeting shall be valid with or without such notice, if it is by the unanimous approval of those entitled to vote at the meeting.

                        SECTION 7. ACTION WITHOUT MEETING

     Any action that may be taken at any annual or special meeting of shareholders may be taken without a meeting and without prior notice if a consent, in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

     Unless the consents of all shareholders entitled to vote have been solicited in writing, notice of any shareholders' approval, with respect to any one of the following proposals, without a meeting, by less than unanimous written consent shall be given at least ten (10) days before the consummation of the action authorized by such approval:

     a. Approval of a contract or other transaction between the corporation and one or more of its directors or another corporation, firm or association in which one or more of its directors has a material financial interest, pursuant to Section 310 of the California Corporations Code;

     b. To indemnify an agent of the corporation pursuant to Section 317 of the California Corporations Code;

     c. To approve the principal terms of a reorganization, pursuant to Section 1201 of the California Corporations Code; or

     d. Approval of a plan of distribution as part of the winding up of the corporation pursuant to Section 2007 of the California Corporations Code.
Prompt notice shall be given of the taking of any other corporate action approved by shareholders without a meeting by less than a unanimous written consent to those shareholders entitled to vote who have not consented in writing.

     Notwithstanding any of the foregoing provisions of this section, and except as provided in Article III, Section 4 of these bylaws, directors may not be elected by written consent except by the unanimous written consent of all shares entitled to vote for the election of directors.

     A written consent may be revoked by a writing received by the corporation prior to the time that written consents of the number of shares required to authorize the proposed action have been filed with the secretary of the corporation, but may not be revoked thereafter. Such revocation is effective upon its receipt by the secretary of the corporation.

                    SECTION 8. QUORUM AND SHAREHOLDER ACTION

     A majority of the shares entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of shareholders. If a quorum is present, the affirmative vote of the majority of shareholders represented at the meeting and entitled to vote on any matter shall be the act of the shareholders, unless the vote of a greater number is required by law and except as provided in the following paragraphs of this section.


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     The shareholders present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment notwithstanding the with-drawal of enough shareholders to leave less than a quorum, if any action is approved by at least a majority of the shares required to constitute a quorum.

     In the absence of a quorum, any meeting of shareholders may be adjourned from time to time by the vote of a majority of the shares represented either in person or by proxy, but no other business may be transacted except as provided in the foregoing provisions of this section.


                                SECTION 9. VOTING

     Only shareholders of record on the record date fixed for voting purposes by the board of directors pursuant to Article VIII, Section 3 of these bylaws, or, if there be no such date fixed, on the record dates given below, shall be entitled to vote at a meeting.

     If  no  record  date  is  fixed:

     a. The record date for determining shareholders entitled to notice of, or to vote, at a meeting of shareholders, shall be at the close of business on the business day next preceding the day on which notice is given or, if notice is waived, at the close of business on the business day next preceding the day on which the meeting is held.

     b. The record date for determining the shareholders entitled to give consent to corporate actions in writing without a meeting, when no prior action by the board is necessary, shall be the day on which the first written consent is given.

     c. The record date for determining shareholders for any other purpose shall be at the close of business on the day on which the board adopts the resolution relating thereto, or the 60th day prior to the date of such other action, whichever is later.

     Every shareholder entitled to vote shall be entitled to one vote for each share held, except as otherwise provided by law, by the Articles of Incorporation or by other provisions of these bylaws. Except with respect to elections of directors, any shareholder entitled to vote may vote part of his or her shares in favor of a proposal and refrain from voting the remaining shares or vote them against the proposal. If a shareholder fails to specify the number of shares he or she is affirmatively voting, it will be conclusively presumed that the shareholder's approving vote is with respect to all shares the shareholder is entitled to vote.

     At each election of directors, shareholders shall not be entitled to cumulate votes unless the candidates' names have been placed in nomination before the commencement of the voting and a shareholder has given notice at the meeting, and before the voting has begun, of his or her intention to cumulate votes. If any shareholder has given such notice, then all shareholders entitled to vote may cumulate their votes by giving one candidate a number of votes equal to the number of directors to be elected multiplied by the number of his or her shares or by distributing such votes on the same principle among any num-ber of candidates as he or she thinks fit. The candidates receiving the highest number of votes, up to the number of directors to be elected, shall be elected. Votes cast against a candidate or which are withheld shall have no effect. Upon the demand of any shareholder made before the voting begins, the election of directors shall be by ballot rather than by voice vote.

                               SECTION 10. PROXIES

     Every person entitled to vote shares may authorize another person or persons to act by proxy with respect to such shares by filing a proxy with the secretary of the corporation. For purposes of these bylaws, a "proxy" means a written authorization signed or an electronic transmission authorized by a shareholder or the shareholder's attorney in fact giving another person or


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persons  power  to  vote with respect to the shares of the shareholder. "Signed"
for the purpose of these bylaws means the placing of the shareholder's name or other authorization on the proxy (whether by manual signature, typewriting, telegraphic, or electronic transmission or otherwise) by the shareholder or the shareholder's attorney in fact. A proxy may be transmitted by an oral telephonic transmission if it is submitted with information from which it may be determined that the proxy was authorized by the shareholder, or his or her attorney in fact.

     A proxy shall not be valid after the expiration of eleven (11) months from the date thereof unless otherwise provided in the proxy. Every proxy shall continue in full force and effect until revoked by the person executing it prior to the vote pursuant thereto, except as otherwise provided in Section 705 of the California Corporations Code.


                                   ARTICLE III
                                    DIRECTORS

                                SECTION 1. POWERS

     Subject to any limitations in the Articles of Incorporation and to the provisions of the California Corporations Code, the business and affairs of the corporation shall be managed and all corporate powers shall be exercised by, or under the direction of, the board of directors.

                                SECTION 2. NUMBER

     The  authorized  number  of  directors  shall  be  three  (3).

     After issuance of shares, this bylaw may only be amended by approval of a majority of the outstanding shares entitled to vote; provided, moreover, that a bylaw reducing the fixed number of directors to a number less than five (5) cannot be adopted unless in accordance with the additional requirements of
Article  IX  of  these  bylaws.

                    SECTION 3. ELECTION AND TENURE OF OFFICE

     The directors shall be elected at the annual meeting of the shareholders and hold office until the next annual meeting and until their successors have been elected and qualified.

                              SECTION 4. VACANCIES

     A vacancy on the board of directors shall exist in the case of death, resignation, or removal of any director or in case the authorized number of directors is increased, or in case the shareholders fail to elect the full authorized number of directors at any annual or special meeting of the shareholders at which any director is elected. The board of directors may declare vacant the office of a director who has been declared of unsound mind by an order of court or who has been convicted of a felony.

     Except for a vacancy created by the removal of a director, vacancies on the board of directors may be filled by approval of the board or, if the number of directors then in office is less than a quorum, by (1) the unanimous written consent of the directors then in office, (2) the affirmative vote of a majority of the directors then in office at a meeting held pursuant to notice or waivers of notice complying with this Article of these bylaws, or (3) a sole remaining director. Vacancies occurring on the board by reason of the removal of directors may be filled only by approval of the shareholders. Each director so elected shall hold office until the next annual meeting of the shareholders and until his or her successor has been elected and qualified.


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     The  shareholders  may  elect  a director at any time to fill a vacancy not filled by the directors. Any such election by written consent other than to fill a vacancy created by the removal of a director requires the consent of a majority of the outstanding shares entitled to vote.

     Any director may resign effective upon giving written notice to the chairperson of the board of directors, the president, the secretary or to the board of directors unless the notice specifies a later time for the effectiveness of the resignation. If the resignation is effective at a later time, a successor may be elected to take office when the resignation becomes effective. Any reduction of the authorized number of directors does not remove any director prior to the expiration of such director's term in office.

                               SECTION 5. REMOVAL

      Any or all of the directors may be removed without cause if the removal is approved by a majority of the outstanding shares entitled to vote, subject to the provisions of Section 303 of the California Corporations Code. Except as provided in Sections 302, 303 and 304 of the California Corporations Code, a director may not be removed prior to the expiration of the director's term of office.

     The Superior Court of the proper county may, on the suit of shareholders holding at least 10 percent of the number of outstanding shares of any class, remove from office any director in case of fraudulent or dishonest acts or gross abuse of authority or discretion with reference to the corporation and may bar from re-election any director so removed for a period prescribed by the court. The corporation shall be made a party to such action.

                          SECTION 6. PLACE OF MEETINGS

     Meetings of the board of directors shall be held at any place, within or without the State of California, which has been designated in the notice of the meeting or, if not stated in the notice or if there is no notice, at the principal executive office of the corporation or as may be designated from time to time by resolution of the board of directors. Meetings of the board may be held through use of conference telephone or similar communications equipment, as long as all directors participating in the meeting can hear one another.

           SECTION 7. ANNUAL, REGULAR AND SPECIAL DIRECTORS' MEETINGS

     An annual meeting of the board of directors shall be held without notice immediately after and at the same place as the annual meeting of the shareholders.

     Other regular meetings of the board of directors shall be held at such times and places as may be fixed from time to time by the board of directors. Call and notice of these regular meetings shall not be required.

     Special meetings of the board of directors may be called by the chairperson of the board, the president, vice president, secretary, or any two directors. Special meetings of the board of directors shall be held upon four (4) days' notice by mail, or forty-eight (48) hours' notice delivered personally or by telephone or telegraph. A notice or waiver of notice need not specify the purpose of any special meeting of the board of directors.


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     If  any  meeting  is  adjourned  for  more  than  24  hours,  notice of the adjournment to another time or place shall be given before the time of the resumed meeting to all directors who were not present at the time of adjournment of the original meeting.

                       SECTION 8. QUORUM AND BOARD ACTION

     A  quorum for all meetings of the board of directors shall consist of three
(3) of the authorized number of directors until changed by amendment to this article of these bylaws.

     Every act or decision done or made by a majority of the directors present at a meeting duly held at which a quorum is present is the act of the board, subject to the provisions of Section 310 (relating to the approval of contracts and transactions in which a director has a material financial interest); the provisions of Section 311 (designation of committees); and Section 317(e) (indemnification of directors) of the California Corporations Code. A meeting at which a quorum is initially present may continue to transact business not-with-standing the withdrawal of directors, if any action taken is approved by at least a majority of the required quorum for such meeting.

     A majority of the directors present at a meeting may adjourn any meeting to another time and place, whether or not a quorum is present at the meeting.

                           SECTION 9. WAIVER OF NOTICE

     The transactions of any meeting of the board, however called and noticed or wherever held, are as valid as though undertaken at a meeting duly held after regular call and notice if a quorum is present and if, either before or after the meeting, each of the directors not present signs a written waiver of notice, a consent to holding the meeting, or an approval of the minutes thereof. All such waivers, consents, and approvals shall be filed with the corporate records or made a part of the minutes of the meeting. Waivers of notice or consents need not specify the purpose of the meeting.

                       SECTION 10. ACTION WITHOUT MEETING

     Any action required or permitted to be taken by the board may be taken without a meeting, if all members of the board shall individually or collectively consent in writing to such action. Such written consent or consents shall be filed with the minutes of the proceedings of the board. Such action by written consent shall have the same force and effect as a unanimous vote of the directors.

                            SECTION 11. COMPENSATION

     No salary shall be paid directors, as such, for their services but, by resolution, the board of directors may allow a reasonable fixed sum and expenses to be paid for attendance at regular or special meetings. Nothing contained herein shall prevent a director from serving the corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attendance at meetings.


                                   ARTICLE IV
                                    OFFICERS

                               SECTION 1. OFFICERS


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     The  officers  of the corporation shall be a president, a vice president, a secretary, and a treasurer who shall be the chief financial officer of the corporation. The corporation also may have such other officers with such titles and duties as shall be determined by the board of directors. Any number of offices may be held by the same person.

                               SECTION 2. ELECTION

     All officers of the corporation shall be chosen by, and serve at the pleasure of, the board of directors.

                       SECTION 3. REMOVAL AND RESIGNATION

     An officer may be removed at any time, either with or without cause, by the board. An officer may resign at any time upon written notice to the corporation given to the board, the president, or the secretary of the corporation. Any such resignation shall take effect at the date of receipt of such notice or at any other time specified therein. The removal or resignation of an officer shall be without prejudice to the rights, if any, of the officer or the corporation under any contract of employment to which the officer is a party.

                              SECTION 4. PRESIDENT

     The president shall be the chief executive officer and general manager of the corpo-ration and shall, subject to the direction and control of the board of directors, have general supervision, direction, and control of the business and affairs of the corporation. He or she shall preside at all meetings of the shareholders and directors and be an ex-officio member of all the standing committees, including the executive committee, if any, and shall have the general powers and duties of management usually vested in the office of president of a corporation and shall have such other powers and duties as may from time to time be prescribed by the board of directors or these bylaws.

                            SECTION 5. VICE PRESIDENT

     In the absence or disability of the president, the vice presidents, in order of their rank as fixed by the board of directors (or if not ranked, the vice president designated by the board) shall perform all the duties of the president and, when so acting, shall have all the powers of, and be subject to all the restrictions upon, the president. Each vice president shall have such other powers and perform such other duties as may from time to time be prescribed by the board of directors or these bylaws.

                              SECTION 6. SECRETARY

     The secretary shall keep, or cause to be kept, at the principal executive office of the corporation, a book of minutes of all meetings of directors and shareholders. The minutes shall state the time and place of holding of all meetings; whether regular or special, and if special, how called or authorized; the notice thereof given or the waivers of notice received; the names of those present at directors' meetings; the number of shares present or represented at shareholders' meetings; and an account of the proceedings thereof.

     The secretary shall keep, or cause to be kept, at the principal executive office of the corporation, or at the office of the corporation's transfer agent, a share register, showing the names of the shareholders and their addresses, the number and classes of shares held by each, the number and date of certificates issued for shares, and the number and date of cancellation of every certificate surrendered for cancellation.


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     The  secretary  shall keep, or cause to be kept, at the principal executive office of the corporation, the original or a copy of the bylaws of the corporation, as amended or otherwise altered to date, certified by him or her.

     The secretary shall give, or cause to be given, notice of all meetings of shareholders and directors required to be given by law or by the provisions of these bylaws.

     The secretary shall have charge of the seal of the corporation and have such other powers and perform such other duties as may from time to time be prescribed by the board or these bylaws.

     In the absence or disability of the secretary, the assistant secretaries if any, in order of their rank as fixed by the board of directors (or if not ranked, the assistant secretary designated by the board of directors), shall have all the powers of, and be subject to all the restrictions upon, the secretary. The assistant secretaries, if any, shall have such other powers and perform such other duties as may from time to time be prescribed by the board of directors or these bylaws.

                              SECTION 7. TREASURER

     The treasurer shall be the chief financial officer of the corporation and shall keep and maintain, or cause to be kept and maintained, adequate and correct books and records of accounts of the properties and business transactions of the corporation.

     The treasurer shall deposit monies and other valuables in the name and to the credit of the corporation with such depositories as may be designated by the board of directors. He or she shall disburse the funds of the corporation in payment of the just demands against the corporation as authorized by the board of directors; shall render to the president and directors, whenever they request it, an account of all his or her transactions as treasurer and of the financial condition of the corporation; and shall have such other powers and perform such other duties as may from time to time be prescribed by the board of directors or the bylaws.

     In the absence or disability of the treasurer, the assistant treasurers, if any, in order of their rank as fixed by the board of directors (or if not ranked, the assistant treasurer designated by the board of directors), shall perform all the duties of the treasurer and, when so acting, shall have all the powers of and be subject to all the restrictions upon the treasurer. The assistant treasurers, if any, shall have such other powers and perform such other duties as may from time to time be prescribed by the board of directors or these bylaws.

                             SECTION 8. COMPENSATION

     The officers of this corporation shall receive such compensation for their services as may be fixed by resolution of the board of directors.


                                    ARTICLE V
                              EXECUTIVE COMMITTEES

                                    SECTION 1

     The board may, by resolution adopted by a majority of the authorized number of directors, designate one or more committees, each consisting of two or more directors, to serve at the pleasure of the board. Any such committee, to the extent provided in the resolution of the board, shall have all the authority of the board, except with respect to:


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     a.  The  approval  of any action for which the approval of the shareholders or  approval  of  the  outstanding  shares  is  also  required.

     b.  The  filling  of  vacancies  on  the  board  or  in  any  committee.

     c. The fixing of compensation of the directors for serving on the board or on any committee.

     d.  The  amendment  or  repeal  of  bylaws  or  the adoption of new bylaws.

     e. The amendment or repeal of any resolution of the board which by its express terms is not so amendable or repealable.

     f. A distribution to the shareholders of the corporation, except at a rate or in a periodic amount or within a price range determined by the board.

     g. The appointment of other committees of the board or the members thereof.


                                   ARTICLE VI
                          CORPORATE RECORDS AND REPORTS

                      SECTION 1. INSPECTION BY SHAREHOLDERS

     The share register shall be open to inspection and copying by any shareholder or holder of a voting trust certificate at any time during usual business hours upon written demand on the corporation, for a purpose reasonably related to such holder's interest as a shareholder or holder of a voting trust certificate. Such inspection and copying under this section may be made in person or by agent or attorney.

     The accounting books and records of the corporation and the minutes of proceedings of the shareholders and the board and committees of the board shall be open to inspection upon the written demand of the corporation by any shareholder or holder of a voting trust certificate at any reasonable time during usual business hours, for any proper purpose reasonably related to such holder's interests as a shareholder or as the holder of such voting trust certificate. Such inspection by a shareholder or holder of voting trust certificate may be made in person or by agent or attorney, and the right of inspection includes the right to copy and make extracts.

     Shareholders shall also have the right to inspect the original or copy of these bylaws, as amended to date and kept at the corporation's principal executive office, at all reasonable times during business hours.

                       SECTION 2. INSPECTION BY DIRECTORS

     Every director shall have the absolute right at any reasonable time to inspect and copy all books, records, and documents of every kind and to inspect the physical properties of the corporation, domestic or foreign. Such inspection by a director may be made in person or by agent or attorney. The right of inspection includes the right to copy and make extracts.

                   SECTION 3. RIGHT TO INSPECT WRITTEN RECORDS


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     If  any  record  subject  to  inspection  pursuant  to  this chapter is not maintained in written form, a request for inspection is not complied with unless and until the corporation at its expense makes such record available in written form.

                       SECTION 4. WAIVER OF ANNUAL REPORT

     The annual report to shareholders, described in Section 1501 of the California Corporations Code is hereby expressly waived, as long as this corporation has less than 100 holders of record of its shares. This waiver shall be subject to any provision of law, including Section 1501(c) of the California Corporations Code, allowing shareholders to request the corporation to furnish financial statements.

                           SECTION 5. CONTRACTS, ETC.

     The board of directors, except as otherwise provided in the bylaws, may authorize any officer or officers, agent or agents, to enter into any contract or execute any instrument in the name and on behalf of the corporation. Such authority may be general or confined to specific instances. Unless so authorized by the board of directors, no officer, agent, or employee shall have any power or authority to bind the corporation by any contract, or to pledge its credit, or to render it liable for any purpose or to any amount.


                                   ARTICLE VII
                INDEMNIFICATION AND INSURANCE OF CORPORATE AGENTS

                           SECTION 1. INDEMNIFICATION

     The directors and officers of the corporation shall be indemnified by the corporation to the fullest extent not prohibited by the California Corporations Code.

                              SECTION 2. INSURANCE

     The corporation shall have the power to purchase and maintain insurance on behalf of any agent (as defined in Section 317 of the California Corporations
Code) against any liability asserted against or incurred by the agent in such capacity or arising out of the agent's status as such, whether or not the corporation would have the power to indemnify the agent against such liability under the provisions of Section 317 of the California Corporations Code.


                                  ARTICLE VIII
                                     SHARES

                             SECTION 1. CERTIFICATES

     The corporation shall issue certificates for its shares when fully paid. Certificates of stock shall be issued in numerical order, and shall state the name of the recordholder of the shares represented thereby; the number, designation, if any, and the class or series of shares represented thereby; and contain any statement or summary required by any applicable provision of the California Corporations Code.

     Every certificate for shares shall be signed in the name of the corporation by 1) the chairperson or vice chairperson of the board or the president or a vice president and 2) by the treasurer or the secretary or an assistant secretary.


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                          SECTION 2. TRANSFER OF SHARES

     Upon surrender to the secretary or transfer agent of the corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment, or authority to transfer, it shall be the duty of the secretary of the corporation to issue a new certificate to the person entitled thereto, to cancel the old certificate, and to record the transaction upon the share register of the corporation.

                             SECTION 3. RECORD DATE

     The board of directors may fix a time in the future as a record date for the determination of the shareholders entitled to notice of and to vote at any meeting of shareholders or entitled to receive payment of any dividend or distribution, or any allotment of rights, or to exercise rights in respect to any other lawful action. The record date so fixed shall not be more than sixty
(60) days nor less than ten (10) days prior to the date of the meeting nor more than sixty (60) days prior to any other action. When a record date is so fixed, only shareholders of record on that date are entitled to notice of and to vote at the meeting or to receive the dividend, distribution, or allotment of rights, or to exercise the rights as the case may be, notwithstanding any transfer of any shares on the books of the corporation after the record date.


                                   ARTICLE IX
                               AMENDMENT OF BYLAWS

                           SECTION 1. BY SHAREHOLDERS

     Bylaws may be adopted, amended or repealed by the affirmative vote or by the written consent of holders of a majority of the outstanding shares of the corporation entitled to vote. However, a bylaw amendment which reduces the fixed number of directors to a number less than five (5) shall not be effective if the votes cast against the amendment or the shares not consenting to its adoption are equal to more than 16-2/3 percent of the outstanding shares entitled to vote.

                             SECTION 2. BY DIRECTORS

     Subject to the right of shareholders to adopt, amend or repeal bylaws, the directors may adopt, amend or repeal any bylaw, except that a bylaw amendment changing the authorized number of directors may be adopted by the board of directors only if prior to the issuance of shares.

                                   CERTIFICATE

This is to certify that the foregoing is a true and correct copy of the Bylaws of the corporation named in the title thereto and that such Bylaws were duly adopted by the board of directors of the corporation on the date set forth below.

     Dated:  July  27,  1999

             /s/  Patrick  Hennessy
             ------------------------------------------------
             Patrick  Hennessy,  Vice  President/Secretary

             /s/  Sheryl  Moulton
             ------------------------------------------------
             Sheryl  Moulton,  President

             /s/  Daniel  Yoshizato
             ------------------------------------------------
             Daniel  Yoshizato,  Vice  President


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3.  INSTRUMENTS  DEFINING  THE  RIGHTS  OF  SECURITY  HOLDERS

Form  of  Common  Stock  Certificate


INTERNET  HOLLYWOOD,  INC.  LOGO

NUMBER  SHARES  _______

THIS  CERTIFICATE  IS  TRANSFERABLE
SEE THE REVERSE FOR A STATEMENT AS TO THE RIGHTS, PREFERENCES, PRIVILEGES AND RESTRICTIONS OF THE CORPORATION'S SHARES

INCORPORATED  UNDER  THE  LAWS  OF  THE  STATE  OF  CALIFORNIA

--------------------------------------------------------------------------------
This  certifies  that  CUSIP  983905  10  0

is  the  registered  owner  of
--------------------------------------------------------------------------------

FULLY-PAID AND NON-ASSESSABLE SHARES OF THE COMMON STOCK, WITH PAR VALUE OF $5.00, OF

INTERNET  HOLLYWOOD,  INC.

Transferable on the share register of the Corporation, in person or by duly authorized Attorney, upon surrender of this Certificate properly endorsed or assigned.

This Certificate is not valid until countersigned by the transfer agent and Registered by the registrar.

WITNESS the facsimile seal of Corporation and the facsimile signatures of its duly authorized officers.

Dated:

/s/  __________________________  /s/  ___________________________
     SECRETARY                        PRESIDENT


INTERNET  HOLLYWOOD,  INC.  SEAL
 GOES  HERE
--------------------------------------------------------------------------------


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Form  of  Common  Stock  Certificate  (Continued)

INTERNET  HOLLYWOOD,  INC.

A full statement of the rights, preferences, privileges, and restrictions granted to or imposed upon the respective classes of shares of the Corporation, including the Common Stock, ownership of which is represented by this certificate, and the Preferred Stock, and upon the respective holders thereof, may be obtained by any shareholder upon request and without charge from the Secretary of the Corporation, at the principal office of the Corporation.

The Board of Directors has the authority to fix the number of shares of any series of Preferred Stock, to determine the designation of such series and to determine or alter the rights, preferences, privileges and restrictions upon any wholly unissued series of Preferred Stock.

The following abbreviations, when used in the inscription on the face of this certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN  COM--as  tenants  in  common                 UNIF  GIT  MIN  ACT--Custodian
TEN  ENT--as  tenants  by  the  entireties        (Cust)          (Minor)
JT  TEN--as  joint tenants with right under       Uniform Gifts to Minors Act
         of  survivorship  and  not  as           (State)
         tenants  in  common

Additional  abbreviations  may  also  be  used  though  not  in  the above list.

For  Value  Received,_______________  hereby  sell,  assign  and  transfer  unto

PLEASE  INSERT  SOCIAL  SECURITY  OR  OTHER
IDENTIFYING  NUMBER  OF  ASSIGNEE

_________________________________________________

_________________________________________________

PRINT  OR  TYPEWRITE  NAME  AND  ADDRESS,  INCLUDING  ZIP  CODE,  OF  ASSIGNEE)
__________________________________________________________________
__________________________________________________________________
Shares of the Common Stock represented by the within certificate, and do hereby irrevocably constitute and appoint
__________________________________________________________________
Attorney to transfer the said shares on the books of the within named Corporation with full power of substitution in the premises.

Dated  ___________________________________


NOTICE:  THE  SIGNATURE  TO  THIS  ASSIGNMENT  MUST  CORRESPOND
WITH THE NAME AS WRITTEN UPON THE FACE OF THE CERTIFICATE IN EVERY PARTICULAR, WITHOUT ALTERATION OR ENLARGEMENT OR ANY
CHANGE  WHATEVER.


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4.  SUBSCRIPTION  AGREEMENT

INTERNET  HOLLYWOOD,  INC.
SUBSCRIPTION  AGREEMENT

Instructions: Please read the attached offering (prospectus), discuss same with your attorney and, if you determine to make the investment, complete three copies of this subscription agreement. You are to retain one copy and provide two copies to the issuer. This subscription agreement cannot be accepted unless all of the information is provided.

NAME:___________________________________________________________
DATE:___________________________________________________________
ADDRESS:________________________________________________________
HOME  PHONE:______________________  OFFICE:_____________________
PHONE:_____________________  AGE:____________
SOCIAL  SECURITY  NUMBER:____________________
OCCUPATION:  ________________________________

Subject to acceptance by you, in writing, the undersigned hereby offers to subscribe to:

___________________SHARES of COMMON STOCK, for a total consideration of $__________________. (# of shares times $5.00)

The undersigned each warrants that he/she is over the age of 21, able to read and understand the English language, and a bona fide resident of the State of California.

Each of the undersigned further warrants that he/she has read and understood the attached prospectus, that he/she is purchasing the securities for his/her own account and not with a view towards resale to others, and that no portion thereof is for the account of another.

The undersigned further warrants that his/her financial security will in no way be jeopardized should he/she lose his/her entire investment.

The  undersigned  heard  about  this  investment  as  follows:
________________________________________________________________________________
_____________________________________________________

The undersigned has the following business or personal relationships with the promoters of this venture (indicate names, length of time and nature of relationship;  if  none,  so  indicate):
__________________________________________________________________
__________________________________________________________________

Attached  find  my check to the order of INTERNET HOLLYWOOD, INC., in the sum of

$________________.

The agreements and representation herein are made by each person signing this agreement, if more than one.


USE  IF  SINGLE  OWNERSHIP:

_________________________________________________________
(Signature)


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_________________________________________________________
(Print  Full  Name)

IF  JOINT  OWNERSHIP  WITH  RIGHT  OF  SURVIVORSHIP:

_____________________________  and  _________________________________
(Signature)                             (Signature)

_____________________________  and  _________________________________
(Print  Full  Name)                        (Print  Full  Name)

_____________________________  and  _________________________________
(Print  address)                        (Print  address)




Accepted:
Receipt  acknowledged  of  Check  For:

$___________________________________________________________


_________________________________   __________________
(Signature)                               (Date)


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5.  VOTING  TRUST  AGREEMENT

    Not  applicable.  Currently,  the  Company  has  no Voting Trust Agreements.



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6.  MATERIAL  CONTRACTS

    Not  applicable.  Currently,  the  Company  has  no  material  contracts.



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7.  MATERIAL  FOREIGN  PATENTS

    Not  applicable.  Currently,  the  Company has no material foreign patents.



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8.  PLAN  OF  ACQUISITION,  REORGANIZATION,  ARRANGEMENT,

    LIQUIDATION,  OR  SUCCESSION

    Not applicable. Currently, the Company has no plans for acquisitions, reorganization, arrangement, liquidation, or succession.



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9.  ESCROW  AGREEMENTS

    The Company has an escrow agreement with Bank of America. Should the Company Not receive the minimum amount of funding ($500,000), funds will be made available to investors September 6, 2001. Interest will not be paid to investors.



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10.  CONSENTS

(Document  is  copied)

[David  B.  Tolkan  Certified  Public  Accountant  Letterhead]




To  the  Board  of  Directors  and
Stockholders  of  Internet  Hollywood,  Inc.


I have audited the accompanying balance sheet of Internet Hollywood, Inc. (a Development Stage Company) as of December 31, 1999, and related statements of income, retained earnings, and cash flows for the period June 14, 1999 (inception) through December 31, 1999. These financial statements are the responsibility of the Company's management. My responsibility is to express and opinion on these financial statements based on our audit.

I have conducted my audit in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that our audit provides a reasonable basis for our opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Internet Hollywood, Inc. as of December 31, 1999, and the results of its operations and its cash flows for the period June 14, 1999 (inception) through December 31, 1999 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the financial statements, the Company incurred a net operating loss of $3,096 during the period June 14, 1999 (inception) through December 31, 1999. As described more fully in Note I to the financial statements the Company's current liabilities exceed current assets by $232. The Company's continued existence depends on its ability to obtain financing either through stock offerings or bank financing.



/s/  David  B.  Tolkan
Monterey,  California
July  13,  2000


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11.  OPINION  RE  LEGALITY


(Document  is  copied)


[James  Phillip  Vaughns,  ESQ.  Letterhead]

July  27,  2000

Internet  Hollywood,  Inc.
604  Villa  Centre  Way
San  Jose,  CA  95128

Ladies  and  Gentlemen,

     I have acted as counsel for Internet Hollywood, Inc., a California corporation, in connection with the proposed Initial Public Offering.
     I have examined such corporate records as have been provided to me by Sheryl Moulton, Chief Operating Officer/Chief Financial Officer, and Board of Directors member of Internet Hollywood, Inc. Such records include the original Articles of Incorporation, the Certificate of Amendment, the Minutes of the First Meeting of the Board of Directors, a draft Regulation A Disclosure Document (dated May 23, 2000), and such other documents relevant and germane to the shares of Internet Hollywood, Inc. Common stock to be issued in connection with the Initial Public Offering. Moreover, I have reviewed such matters of law as I have deemed necessary for this opinion.
     Based on the foregoing, I am of the opinion that, under the laws of the State of California, pursuant to which Internet Hollywood, Inc is incorporated, after the Registration Statement becomes effective and upon the issuance of the shares of Common Stock in accordance with the Initial Public Offering, such shares of Common Stock will be duly authorized, validly issued, fully paid, and non-assessable.
     I consent to the filing of this opinion as an exhibit to the Registration Statement.


                              Sincerely,

                              /s/  James  Phillip  Vaughns
                              JAMES  PHILLIP  VAUGHNS
                              Attorney  at  Law


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12.  ADDITIONAL  EXHIBITS


12.1  SALES  MATERIAL



                            INTERNET HOLLYWOOD, INC.

                                    NEW ISSUE

                                1,000,000 SHARES

                                  COMMON STOCK

                             PRICE: $5.00 PER SHARE

                       MINIMUM PURCHASE: 100 SHARES ($500)


           Or you may download our Prospectus by visiting our website
                            www.internethollywood.com
                            -------------------------

        All of the 1,000,000 shares of Common Stock (the "Shares") hereby
           Offered are being sold directly by Internet Hollywood, Inc.
                     (Internet Hollywood" or the "Company").

NO MONEY OR OTHER CONSIDERATION IS BEING SOLICITED AND NONE WILL BE ACCEPTED. NO SALES OF THE SECURITIES WILL BE MADE OR COMMITMENT TO PURCHASE ACCEPTED UNTIL DELIVERY OF A PROSPECTUS THAT INCLUDES COMPLETE INFORMATION ABOUT THE ISSUER AND THE OFFERING. AN INDICATION OF INTEREST MADE BY A PROSPECTIVE INVESTOR INVOLVES NO OBLIGATION OR COMMITMENT OF ANY KIND. THIS OFFER IS BEING MADE PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE FEDERAL AND STATE SECURITIES LAWS. NO SALE MAY BE MADE UNTIL THE OFFERING STATEMENT IS QUALIFIED BY THE SEC AND REGISTERED IN THIS STATE. PRIOR TO THIS OFFERING, THERE HAS BEEN NO PUBLIC MARKET FOR THE COMMON STOCK; THEREFORE, THE OFFERING PRICE HAS BEEN DETERMINED BY THE COMPANY.


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12.2  "TEST  THE  WATER"  MATERIAL

The Company proposes to feature the "tombstone" listed in Exhibit 12.1 in the following media:

The  Wall  Street  Journal
--------------------------

The  Company  Website:  www.internethollywood.com
                        -------------------------

EBay.com

Yahoo.com

CNet  Radio

KWAV  Radio

The  Herald  (Monterey  County,  CA  Newspaper)
-----------

The  Coast  Weekly  (Monterey  County,  CA  Newspaper)
------------------

San  Jose  Mercury  News  (Silicon  Valley  Newspaper)
------------------------



12.3  APPOINTMENT  OF  AGENT  FOR  SERVICE  OF  PROCESS

Sheryl Moulton has elected to represent the Company as Agent for Service of Process.



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12.4  MISCELLANEOUS  DISCLOSURE


Application  of  Rule  262

          a. State whether any of the persons identified in response to Item I are subject to any of the disqualification provisions set forth in Rule 262.

               No. Not applicable.

          b. If any such person is subject to these provisions, provide a full description including pertinent names, dates and other details, as well as whether or not an application has been made pursuant to Rule 262 for a waiver of such disqualification and whether or not such application has been granted or denied.

               Not applicable.

Affiliate  Sales

               If any part of the  proposed  offering  involves  the  resale  of
               securities  by  affiliates  of  the  issuer,   confirm  that  the
               following description does not apply to the issuer.

               The issuer has not had a net income from operations of the character in which the issuer intends to engage for at least one of its last two fiscal years.

               Not applicable.

Jurisdictions  in  Which  Securities  Are  to  be  Offered

          a. List the jurisdiction in which the securities are to be offered by underwriters, dealers or salespersons.

               The Company proposes to sell securities in California and in other states (this is pending approval in those respective states).

          b. List the jurisdictions in which the securities are to be offered other than by underwriters, dealers or salesmen and state the method by which such securities are to be offered.

               The Company proposes to sell securities in California and in other states (this is pending approval in those respective states). The Company proposes to use some of the following marketing venues: Internet, Radio, Newspaper and other media venues.

Marketing  Arrangements

          a. Briefly describe any arrangement known to the issuer or to any person named in response to Item 1 above or to any selling securityholder in the offering covered by this Form 1-A for any of the following purposes:

               1. To limit or restrict the sale of other securities of the same class as those to be offered for the period of distribution;


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                    Pursuant to Rule 144, certain Officers and Directors who own greater than ten percent (10%) of the Company, may have resale restrictions on the shares.

                    The Offering will limit the sale of securities in California, pursuant to "Small Business Issuer" Rules
                    260.001  (i)  and   260.140.01   (e).  Sale  and  resale  of
                    securities must act in compliance with state and federal laws.

               2. To stabilize the market for any of the securities to be offered;

                    Not applicable.

               3. For withholding commissions, or otherwise to hold each underwriter or dealer responsible for the distribution of its participation.

                    Not applicable.

          b. Identify any underwriter that intends to confirm sales to any accounts over which it exercises discretionary authority and include an estimate of the amount of securities so intended to be confirmed.

               Not applicable.

Other  Present  or  Proposed  Offerings

               State whether or not the issuer or any of its affiliates is currently offering or contemplating the offering of any securities in addition to those covered by this Form 1-A. If so, describe fully the present or proposed offering.

               The issuer is not offering or contemplating the offering of any securities in addition to those covered by this Form 1-A.

Relationship  with  Issuer  of  Experts  Named  in  Offering  Statement

               If any expert named in the offering statement as having prepared or certified any part thereof was employed for such purpose on a contingent basis or, at the time of such preparation or certification or at any time thereafter, had a material interest in the issuer or any of its parents or subsidiaries or was connected with the issuer or any of its subsidiaries as a promoter, underwriter, voting trustee, director, officer or employee furnish a brief statement of the nature of such contingent basis, interest or connection.

               Not applicable.

Use  of  a  Solicitation  of  Interest  Document

               Indicate whether or not a publication authorized by Rule 254 was used prior to the filing of this notification. If so, indicate the date(s) of publication and of the last communication with prospective purchasers.

               Not applicable.


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